As filed with the Securities and Exchange Commission on April 4, 2018

Registration No.  333-222293

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
 FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 Korth Direct Mortgage, LLC
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State of Incorporation)

6500
(Primary Standard Industrial Classification Code No.)

27-0644172
(I.R.S. Employer Identification Number)

Korth Direct Mortgage, LLC
2937 SW 27th Avenue, Suite 307
Miami, FL 33133
(305) 668-8485

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James W. Korth, Chief Executive Officer
Korth Direct Mortgage, LLC
2937 SW 27th Avenue, Suite 307
Miami, FL 33133
(305) 668-8485

(Name, address, including zip code, and telephone number, including area code, of agent for service)

As soon as practicable after this Registration Statement is declared effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

i

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☑
		Emerging Growth Company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Offering Price(1)	Amount of Registration Fee (2)
Mortgage Secured Notes (“Notes”)SM Series KDM2017-N002	$950,000	100%	$950,000	$124.50

(1)	Estimated solely for the purpose of computing the registration fee.
(2)	Calculated pursuant to Rule 457(a) of the Securities Act of 1933. Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

SM Mortgage Secured Notes and MSN are Service Marks of Korth Direct Mortgage, LLC.

ii

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated ______________

PROSPECTUS
$950,000
KORTH DIRECT MORTGAGE, LLC

6.00%
KDM 2017-N002
Mortgage Secured NotesSM

Dependent Upon and Secured by

KDM 2017-L002
A Multiple Rental Property First Mortgage Loan

Korth Direct Mortgage, LLC (“KDM”) is issuing Mortgage Secured Notes Series KDM 2017-N002 (the “Notes”).  The offering will commence on the effective date of the registration statement of which this prospectus is a part. The Notes are limited obligations of KDM and are secured by, and dependent upon, KDM’s receipts from a corresponding first mortgage commercial loan titled KDM 2017-L002 owned and serviced by KDM (the “CM Loan”).
The Notes will have a stated interest rate of 6.00%. Interest on the Notes will be paid monthly and will mature on December 12, 2020 See “Description of the Notes.”  The Notes are subject to immediate prepayment by KDM in the event the CM Loan is prepaid.  Proceeds of the sale of Notes offered hereby will be used to redeem notes designated KDM 2017-N002PP that were sold on a Regulation D private placement basis for purposes of funding the CM Loan on December 21, 2017. The notes to be redeemed have no prepayment penalty. The purchasers of the privately placed notes will receive cash of 100% of the outstanding principal amount, plus any accrued interest, for their privately placed notes.
We will offer the Notes through the Placement Agent referred to below.  The Placement Agent may offer all or a portion the Notes through other broker-dealers (the “Selling Group.”) The Placement Agent and Selling Group members will offer and sell Notes on a “best efforts, all or none” basis.
Proceeds from the sale of Notes will be deposited in a segregated account at J. P. Morgan Chase until the offering is fully subscribed. This account is under the control of KDM.  Funds held in this segregated account will be returned to investors if all of the Notes are not sold by March, 26, 2018. Proceeds received from the sale of the Notes will be used to redeem KDM2017-N002PP.
The Placement Agent has advised us it may purchase and sell Notes in the secondary market, but it is not obligated to make a market in the Notes.
Investing in Notes has certain risks.  See “Risk Factors.”

	Price to Public	Underwriting Discounts and Commission	Proceeds to KDM
Per Note	$1,000.00	$00.00	$1,000.00
Total	$950,000.00	$00.00	$950,000.00

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Placement Agent
J W KORTH & COMPANY
The date of this Prospectus is March 12, 2017.

ABOUT THIS PROSPECTUS

This prospectus describes our offering of our Mortgage Secured Notes, Series KDM2017-N002, which we refer to in this prospectus as the “Notes.” This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “SEC”). This prospectus, and the registration statement of which it forms a part, speak only as of the date of this prospectus.

Unless the context otherwise requires, we use the terms “KDM”, the “Company,” “our company,” “we,” “us” and “our” in this prospectus to refer to Korth Direct Mortgage, LLC, a Florida limited liability company.

The Notes might not be offered or sold to residents of every state. Our Placement Agent will inform all Selling Group members the states where Notes are available.

WHERE YOU FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC in connection with this offering. You may read and copy the registration statement and any other documents we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and the exhibits, schedules and amendments to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Notes, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement or incorporated therein by reference. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

You may request a copy of any or all of the reports or documents that are described in this prospectus.  They will be provided to you at no cost, by writing, telephoning or emailing us. Requests should be directed to Customer Support, 2937 SW 27th Avenue, Suite 307, Miami, Florida 33133; telephone number (786) 567-3117; or emailed to info@KDMinvestor.com.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding KDM borrowers, credit scoring, FICO scores, our strategy, future operations, future financial position, future revenue, projected costs, prospects, property values, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements may include, among other things, statements about:

•	the status of borrowers, the ability of borrowers to repay CM Loans, and the plans of borrowers;
•	expected rates of return and interest rates;
•	mortgage default rates;
•	property values;
•	the commercial real estate market;
•	the attractiveness of our CM Loan and Notes;
•	our financial performance;
•	the availability of a secondary market for our Notes;
•	our ability to retain and hire competent employees and appropriately staff our operation; and
•	government regulation.

We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from forward-looking statements contained in this prospectus.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY OF TERMS

Issuer	Korth Direct Mortgage, LLC

CM Loan Borrower	RZ Group Inc.

Designation of Mortgage Secured Note	KDM2017-N002 (“Notes”)

Designation of Corresponding CM Loan	KDM2017-L002 (“CM Loan”)

CM Loan Amount	$950,000

Notes Amount	$950,000

No Listing	KDM does not anticipate that the Notes will be listed on any securities exchange or that the Note will be traded on any other trading platform.

Offering Price	100%

Denominations	$1,000 and multiples of $1,000

CUSIP Number	50067AAD4

Settlement Date	March 20, 2018

First Coupon Date	April 25, 2018

Maturity	December 12, 2020

Interest and Repayment of Principal
The Notes are interest only. Principal will be paid at the maturity date or an earlier redemption of the Notes. Interest on the Notes will be paid monthly on the twenty-fifth day of each month or the next business day. Such payment will depend upon, and be subject to, receipt of CM Loan proceeds received at least four business days prior to the payment date.

Interest on the Notes	6.00% [1]

Redemption and Prepayment
Notes will be redeemed immediately if the CM Loan is redeemed. The CM Loan borrower has the option to prepay the CM Loan, subject to a penalty.  Should the borrower prepay the CM Loan prior to maturity, in addition to principal the borrower must pay all the amount of interest that would have been paid through December 1, 2019 (the “Interest Guarantee”). There is no prepayment penalty if the borrower prepays the CM Loan on or after December 1, 2019. Please “Summary of Terms- Call Schedule.” The prepayment  interest penalty is payable  to the Noteholders when received by KDM.

Security for the Notes
Pursuant to the Trust Indenture and Security Agreement, KDM  Mortgage Secured Notes (sometimes referred to in this prospectus as “MSN Notes”) will be senior to all other indebtedness of KDM and separate and distinct from each other. MSN Notes are secured special obligations of KDM. The security for each series of Notes is the mortgage, the loan, and the proceeds that KDM receives from the corresponding note and first mortgage obligation of a borrower. The Notes are not directly secured by a property; rather, they are secured by the CM Loan, which is secured by property. This security is made under “Security Interest,” Section 3.8 of the Indenture. A key part of the security arrangement under the Indenture is that each series of notes is separately secured by the CM Loan that corresponds to that series. Therefore, the security for the Notes offered herein is specifically the CM Loan described herein.

Assignment of Rents
Should the CM Loan borrower default, KDM, as lender and pursuant to an Assignment of Rents, will require that the renters of the CM Loan properties pay their rents directly to KDM.  In these cases KDM will pay each Noteholder its pro-rata share of the rents collected less any out-of-pocket costs, such as legal expenses. Any assignment of rents should not curtail or delay a foreclosure and subsequent sale on the property to recover the principal on the CM Loan. KDM’s Service Fee applies to payments on Notes distributed from an Assignment of Rents.

Ratings	Egan-Jones has given the Note a provisional rating of “A-”. Egan Jones is a Nationally Recognized Statistical Rating Organization. KDM has rated this loan “BBB+”. See “The KDM CM Loan Rating Program.”

KDM Debt
As of the date of this prospectus, KDM had no outstanding debt other than Mortgage Secure Note KDM 2017-N001 in the principal amount of $1,059,000 and KDM 2017-N002PP in the principal amount of $950,000, the latter of which will be redeemed from the proceeds of the sale of the Notes. The Indenture specifies that KDM may not incur debt other than the Mortgage Secured Notes except compensation owed to employees, rent for offices, or obligations to utility and informational services, and any other services which assist it in carrying out its mortgage lending, mortgage servicing, and MSN Note servicing functions. There are no other financial covenants limiting KDM’s activities.

KDM Right to Adjust the CM Loan
KDM has the right to make adjustments to the terms of the CM Loan in order to help prevent a foreclosure if it believes those adjustments to be in the best interest of the Noteholders. Such changes may reduce interest payments, suspend interest payments, lengthen the time when principal may be received or change other terms of the CM Loan which could reduce the expected benefits of the CM Loan to the Noteholders

Servicing Fee	Our Servicing Fee is the difference between the interest rate received on the CM Loan and the interest rate stated for the Notes. The Servicing Fee for the Notes is .50%.

Placement Agent Fee	The placement agent will not earn a fee for placement of these Notes.

Call Schedule	Pursuant to the Interest Guarantee provision of the CM Loan, the call schedule is as follows:

1/10/2018	111.46%	3/10/2019	105.78%
2/10/2018	111.06%	4/10/2019	105.37%
3/10/2018	110.66%	5/10/2019	104.96%
4/10/2018	110.25%	6/10/2019	104.55%
5/10/2018	109.85%	7/10/2019	104.14%
6/10/2018	109.44%	8/10/2019	103.73%
7/10/2018	109.04%	9/10/2019	103.32%
8/10/2018	108.63%	10/10/2019	102.90%
9/10/2018	108.23%	11/10/2019	102.49%
10/10/2018	107.82%	12/10/2019	102.08%
11/10/2018	107.41%	1/10/2020	101.66%
12/10/2018	107.01%	2/10/2020	101.25%
1/10/2019	106.60%	3/10/2020	100.83%
2/10/2019	106.19%	4/10/2020	100.42%

RISK FACTORS

An investment in the Notes involves risks. Before making an investment decision, you should carefully consider the risks and uncertainties described in this prospectus and the registration statement of which this prospectus is a part. The underlying loan upon which your payment depends, as well as our business, financial condition, operating results and cash flows can be impacted by these factors, any one of which could have a material adverse effect on the value of the Notes you purchase and could cause you to lose all or part of your initial purchase price or adversely affect future principal and interest payments you expect to receive.

You may lose some or all of your investment in the Notes.

The regular payment of the Notes depends entirely on payments to KDM of the borrower’s CM Loan. The Notes are special, limited obligations of KDM payable only from KDM’s receipts of CM Loan proceeds, net of KDM’s servicing Fee and cost of collection. If the borrower defaults on the CM Loan, Noteholders will be dependent on proceeds from the Assignment of Rents held by KDM and on the proceeds if any, from foreclosure of the CM Loan mortgage for payments on the Notes.  The failure of the borrower to repay the CM Loan is not an event of default by KDM.  Notes are suitable purchases only for investors of adequate financial means who, in the event of a default on the underlying CM Loan, may have to wait for a foreclosure to recover some or all of the principal invested in their Note.

We rely on third-party appraisals to value the property securing the CM Loan, and information from the borrower on cash flow and profitability of the income property.

While we make every effort to engage responsible licensed third-party appraisers, we cannot be certain that the information and presentations they make are reliable. Appraisals are subject to mistakes that could affect the value of a property. Further, appraisers may make judgments of value based on cash flow presented by borrowers. If a borrower were to falsify its cash flow, it could affect the value shown in the appraisal. To verify cash flows, we receive bank statements from borrowers. KDM is not responsible for mistakes or fraudulent activities of borrowers or appraisers.

We rely on industry default and recovery rates for underwriting our CM Loans.  Our default rates are untested against industry rates and may be higher.

Due to our limited operational and origination history, we do not have significant historical performance data regarding borrower performance and we do not yet know what our long-term CM Loan loss experience may be. It is possible that our default rates may be higher than the industry averages and our recovery rates may be lower than the industry averages.

If we believe it is in the best interest of the Noteholders, we have the right to adjust the terms of a CM Loan.

It is possible that due to natural disasters, local disruption of services, political unrest, changes in local laws, market competition or disruptions and other unforeseen events that affect the property pledged under a CM Loan or affect the borrower’s ability to make its CM Loan payments, it might be in the best interest of the Noteholders to provide a borrower with an accommodation regarding loan terms rather than be forced to foreclose on a loan. If we adjust a CM Loan, it may reduce interest payments, suspend interest payments, lengthen the time when principal may be received or change other terms of the CM Loan which could reduce the expected benefits of the CM Loan to the Noteholders.

There may be a default on the CM Loan.

CM Loan default rates may be significantly affected by general economic conditions beyond our control and beyond the control of the individual borrower. Default on the CM Loan is subject to many factors, such as prevailing interest rates, the rate of unemployment, the level of consumer confidence, residential or commercial real estate values, the value of the U.S. dollar, energy prices, changes in consumer spending, the number of personal bankruptcies, disruptions in the credit markets, and other factors, none of which can be predicted with certainty.

The  credit information we use may be inaccurate or may not accurately reflect the creditworthiness of the person whose credit information we use, which may cause you to lose part or all of the purchase price of the Notes.

While we primarily focus on the underlying property and its cash flow to repay Notes, we may obtain borrower credit information from consumer reporting agencies, such as TransUnion, Experian, or Equifax. A credit score may not reflect the actual creditworthiness of  the borrower  or individual on whose credit we rely (whom we refer to below as the “Principal”) because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data, and we do not verify the information obtained from the borrower’s credit report. Additionally, there is a risk that, following the date of the credit report that we obtain and review, a borrower or Principal may have:

•	become delinquent in the payment of an outstanding obligation;
•	defaulted on a pre-existing debt obligation;
•	taken on additional debt; or
•	sustained other adverse financial events.

Investors in the Notes will not have access to financial statements of the borrower or Principal or to other detailed financial information about the borrower or Principal. Accordingly, prospective investors will not be able to assess the creditworthiness of the CM Loan borrower or Principal.  See “The credit rating that we use in our rating system for our mortgages may not be the credit rating of the borrower, any guarantor, or anyone having personal liability for payment of the mortgage loan,“ below.

Information supplied by the borrower could be inaccurate or intentionally false.

While we perform due diligence on each borrower, receive credit reports, and verify property ownership, rent collections, property values, coverage ratios and other appropriate due diligence materials, a borrower could present us with false information which we may not discovered through our due diligence process.

We do not monitor our borrowers’ use of funds.

It is possible the borrower may not use the funds for the purposes it has asserted, for example, to improve the property. Additionally, the borrower could potentially misuse the proceeds it receives from the loan in a way that negatively impacts their ability to make timely payments on the CM Loan, their credit, or the value of the underlying property.

The credit rating that we use in our rating system for our mortgages may not be the credit rating of the borrower, any guarantor, or anyone having personal liability for payment of the mortgage loan.

KDM includes a credit score in our internal rating system. The credit score we use may not be the credit score of the borrower or, if the loan is guaranteed, of the guarantor, or of any individual who is personally liable for the payment of the CM Loan. Our borrowers are typically single-purpose entities created to own the mortgaged property. Some single-purpose entities may in turn be owned by a trust, a partnership, or another form of entity. If a loan is guaranteed, the credit score we use may not be that of the guarantor, as the guarantor be an entity and not an individual.

The person whose credit score we use to rate a CM Loan (whom we refer to as the “Principal”) is the individual that we consider most responsible for the mortgaged property, collection of rents and making payments to KDM on the CM Loan. We consider the credit score of the Principal as a measure personal responsibility and financial experience. The Principal may not be personally liable for payment of the CM Loan.

CM Loan Guarantees May Not Be Collectable

Some CM Loans may have a personal guarantee. We may ask for guarantees from the owners, or the owners of the owner, if the owner is not an individual. Because we primarily focus our underwriting on the value of the mortgaged property, the loan to value ratio, and the debt service coverage ratio, we generally do not investigate the net worth of the borrowers, and therefore, the ultimate value of the guarantee on a CM Loan, if any. In the event a CM Loan goes into foreclosure and the money realized in the foreclosure does not pay off the entire principal owed on the CM Loan, investors should not count on the guarantee being collectible. Should such a situation arise, investors may not see repayment of the entire principal amount of their Notes.

If payments on the CM Loan becomes more than 30 days overdue, you may not receive the full principal and interest payments that you expect to receive on the Notes.

Payment to holders of the Notes is completely dependent on payments received from the CM Loan. If the borrower fails to make a required payment on the CM Loan within 30 days of a due date, we will pursue reasonable collection efforts in respect of the CM Loan. Referral of a delinquent CM Loan to an attorney on the 31st day of its delinquency will be considered reasonable collection efforts. If we refer a CM Loan to an attorney, we will monitor that CM Loan until the property is foreclosed and resold and investors are paid. We may also handle collection efforts in respect of a delinquent CM Loan directly. In the case of collection efforts, the costs of attorney fees will be charged against the CM Loan and will reduce your net payments on your Note.

The CM Loan underlying the Notes is payable on an interest-only basis until maturity, at which time the entire principal balance is due. Therefore, borrowers may have to refinance to pay off a balloon payment on the CM Loan.

If a borrower must refinance to pay off a CM Loan, such refinancing could be impossible due to market conditions or other factors. In such a case, the CM Loan would default. Such a default could reduce or eliminate principal payment of the Notes.

The CM Loan may be prepaid at any time.  Borrower CM Loan prepayments will reduce payments of interest on the Notes.

The borrower may prepay some or all of the principal amount of the CM Loan. A borrower may decide to prepay all, or a portion of, the remaining principal at any time. Notwithstanding the prepayment of all or a portion of the CM Loan, the borrower must pay all of the interest that would be due on the principal amount of the CM Loan until the expiration of the Interest Guarantee.  Noteholders will receive such prepayment, net of our servicing fee. Interest will not accrue after the date on which the CM Loan is paid in full.  If the borrower prepays a portion of the remaining unpaid principal balance on the CM Loan, we will reduce the outstanding principal amount and interest will cease to accrue on the prepaid portion. On an amortizing loan,  we will require the borrower to pay the same amount on the CM Loan as the borrower paid prior to any partial repayment of principal. As a result of the combination of the reduced principal amount and the unchanged monthly payment, the effective term of the CM Loan will decrease. On an interest only CM Loan, the monthly payment you receive will be reduced proportionally by the amount of principal repaid. If the borrower prepays the CM Loan in full or in part, you will, in all probability, not receive all the interest payments that you expected to receive on the Notes.

Prevailing interest rates may change during the term of the CM Loan on which your Note is dependent.

If the CM Loan is prepaid, Noteholders may be unable to invest prepaid Note proceeds at a rate comparable to the interest payable on the Notes.  Further, if interest rates rise, there is a market for the Notes, and a Noteholder decides to sell a Note prior to maturity, the Noteholder may receive a discounted return on the Note.

Investor funds in a KDM segregated account do not earn interest.

Proceeds of the sale of the Notes will be held in a non-interest bearing segregated account pending completion of the Note Offering and investment in the Notes.  Further, we place borrower loan payments in a segregated account under our control and pay all loan payments collected from the prior payment date at least four business days prior to the payment date on the twenty-fifth day of each month, with an extension to the next business day if required. Funds held in segregated accounts do not earn interest. These segregated accounts are held at JP Morgan Chase and are managed by KDM. There is no escrow agreement with the bank

The Notes will not be listed on any securities exchange, and it is unlikely that a trading market for the Notes will develop.  The Placement Agent may make a market in the Notes, but is not obligated to do so.

There can be no assurance that a market for Notes will develop or that there will be a buyer for any particular Notes offered for resale. Therefore, investors must be prepared to hold their Notes to maturity.

We have a limited operating history.

Our operating history is very limited and there can be no assurance that we will remain in business for the full term of the Notes.  Should we cease operations, we expect that our Notes would be serviced by another company, but there is no assurance that another real estate and mortgage servicer will agree to service the Notes and the CM Loan. In this unlikely event, there could be delays in payments of interest and principal on your Notes.

We may have to constrain our business activities to avoid being deemed an investment company under the Investment Company Act.

In general, a company that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities may be deemed to be an investment company under the Investment Company Act of 1940, as amended (Investment Company Act). The Investment Company Act contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. We believe we are excluded from registration by Section 3(c)(5)(c) of the Investment Company Act and  have conducted, and we intend to continue to conduct, our business in a manner that does not result in our company being characterized as an investment company. This section of the Investment Company Act contains an exemption for companies that make mortgages and do not issue redeemable shares. To avoid being deemed an investment company, we may not be able to broaden our offerings, which could require us to forego attractive opportunities. If we are ever deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which could materially adversely affect our business, financial condition, and results of operations.

Funds Received for all CM Loans are commingled in a Segregated Account.

We hold all funds received from CM Loans in a segregated account title In-Trust For 2 at JP Morgan Chase bank. We then use our internal accounting system to determine which funds are applied to which Note investors. While our internal accounting system is backed up into separate record keeping systems managed by service providers, should our systems fail and the back-up systems fail for any reason we may have difficulty determining which payments are to be applied to which Note holder and your payments could be delayed until such a determination is made. We also could make an accounting error that would send too much money to one Note holder and leave other Noteholders short of funds until we could recover the erroneous payments through the payment systems we utilize to distribute funds to investors. In such a case, recovery of over payments may not be achieved and it would leave the account permanently short for investors who did not receive the over payments.

KDM deposits all interest and principal payments which it receives on CM Loans in a single segregated bank account, and payments on real tax and insurance escrows in another segregated account, which accounts and the funds deposited in them may be subject to claims of general creditors of KDM in the event of a KDM bankruptcy.

In the event that of a KDM bankruptcy, general creditors of KDM may assert a claim that funds on deposit in the segregated account maintained by KDM for the benefit of Noteholders, and the separate segregated account maintained by KDM for real estate tax and insurance payments, are subject to the claims of general creditors. Principal and interest payments on CM Loans are deposited in a segregated bank account, and payments of real estate taxes and insurance on mortgaged properties are deposited in another segregated account, when and as received by KDM.  Receipts deposited in those accounts are disbursed to Noteholders monthly and annually to property insurers and taxing authorities. KDM performs all accounting for these accounts, including sub-accounts for each Noteholder and property, and maintains all accounting records at its principal office. Under the Trust Indenture, the Trustee will have a first lien on the principal and interest account for the benefit of Noteholders. If the bankruptcy court were to determine that the funds in the account were subject to claims of creditors other than Noteholders or the Trustee acting on their behalf, the amount that Noteholders would receive from the account could be adversely affected. Further, amounts on deposit to pay real estate taxes and insurance could be reduced or entirely eliminated if paid to general creditors of KDM in the bankruptcy proceeding. The bankruptcy court could temporarily stay disbursements to Noteholders, taxing authorities and insurers even if the court were ultimately to determine that the funds in the account should be distributed to the Noteholders, the Trustee acting on their behalf, and, also, as appropriate, to taxing authorities and property insurers, resulting in delays to Noteholders in the receipt of payments on their Notes and penalties imposed by insurers and taxing authorities.

If we are unable to increase transaction volumes, our business and results of operations will be affected adversely.

To succeed, we must increase transaction volumes by attracting a large number of borrowers and be able to raise the capital to fund CM Loans through issuance of Notes to investors, in a cost-effective manner. We intend to attract borrowers through a network of mortgage brokers and real estate agents. We will rely on our parent company, J W Korth & Company, to raise capital. It is possible that we will not develop enough of a following either by CM Loan brokers or securities brokers to sell enough CM Loans or Notes to make KDM profitable. Should this occur, we may assign servicing of the CM Loans and Notes to a third-party servicer.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

The commercial mortgage market is competitive and rapidly changing. We expect competition to persist and intensify in the future, which could harm our ability to increase volume.

Our principal competitors include major banking institutions, credit unions, credit card issuers and other consumer finance companies. It is possible that one or more of these companies decide to compete directly with us. The results of such competition could harm our operating results and, in that event, our ability to continue to service the CM Loan and Notes could be adversely affected.

We rely on third-party banks to disburse CM Loan proceeds and process CM Loan payments, and we rely on third-party computer hardware and software. If we are unable to continue utilizing these services, our business and ability to service the CM Loans on which the Notes are dependent may be adversely affected.

We rely on a third-party bank to disburse CM Loan amounts. Additionally, because we are not a bank, we cannot belong to and directly access the ACH payment network, and we must rely on an FDIC-insured depository institution to process our transactions, including CM Loan payments and remittances to holders of the Notes. We currently use J P Morgan Chase for these purposes. We also rely on computer hardware purchased and software licensed from third parties. This purchased or licensed hardware and software may not continue to be available on commercially reasonable terms, or at all. If we cannot continue to obtain such services from this institution or elsewhere, or if we cannot transition to another processor quickly, our ability to process payments will suffer and your ability to receive principal and interest payments on the Notes will be delayed or impaired.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees who we need to support our business.

Competition for highly skilled technical and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors that may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to service the CM Loans could diminish, resulting in a material adverse effect on our business and our ability to service the Notes.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel. Our future also depends on the continued contributions of our executive officers and other key technical personnel, each of whom would be difficult to replace. The loss of the services of any of the executive officers or key personnel, and the process to replace any of our key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

Purchasers of Notes will have no control over KDM and will not be able to influence KDM corporate matters.

Our Notes grant no equity interest in KDM to the purchaser nor grant the purchaser the ability to vote on or influence our management decisions, including forbearance or foreclosure. As a result, our members will continue to exercise 100% voting control over all our company operations, including the election of managers and officers and the approval of significant transactions, such as a merger or other sale of our Company or its assets.  Any such actions which we take may adversely affect our business and our ability to service the CM Loan and Notes.

Events beyond our control may damage our ability to maintain adequate records, or perform our servicing obligations.  If such events result in a system failure, your ability to receive principal and interest payments on the Notes would be substantially harmed.

If a catastrophic event resulted in an outage and physical data loss, our ability to perform our servicing obligations would be materially and adversely affected. Such events include, but are not limited to, fires, earthquakes, hurricanes, terrorist attacks, natural disasters, computer viruses and telecommunications failures. We store back-up records via cloud storage services via several different companies. If our electronic data storage and back-up storage system are affected by such events, we cannot guarantee that you would be able to recoup your investment in the Notes.

Federal and State regulatory bodies may create new rules and regulations that could adversely affect our business.

In the wake of the last financial crisis, banking and finance regulation continues to evolve, increasing regulation by federal and state governments become more likely. Our business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to lending, mortgages, mortgage servicing, or securities distribution. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our investors in the form of increased fees.

If we discover a material weakness in our internal control over financial reporting, which we are unable to remedy, or otherwise fail to maintain effective internal control over financial reporting, our ability to report our financial results on a timely and accurate basis may be adversely affected.

Should our auditors discover a material weakness in our internal controls, our ability to report our financial results on a timely and accurate basis may be adversely affected.

New Government Regulation may limit our ability to make CM Loans

We do not believe that we are subject to Risk Retention under RR (17 CFR 246), as our entity type is not within scope of the rule according to 12 CFR 244.1(c). However, if we become subject to risk retention rules, we could be required to raise significant capital in order to continue doing business.

Our Proprietary Ratings System is untested and based on broad assumptions for which we have no statistical basis

We created the KDM Ratings System internally, and based it on very broad assumptions and experience of staff members.  Our staff members have no experience in creating a ratings system. We are not affiliated with nor do we have experience in creating ratings of debt or mortgage securities. The Ratings have no track record and have not been tested against any known data set. The System is still evolving, and we add items as we add property types. It should not be relied upon as a predictable measure of performance of the underlying CM Loan at this time. We also have conflicts of interest with respect to our Ratings System. Please see “Conflicts of Interest Regarding Our Proprietary Ratings System.”

CONFLICTS OF INTEREST

General

KDM earns money by making and servicing loans. Our parent company, J W Korth & Company (“JWK”), is a broker-dealer that makes money by selling securities. JWK will make money by selling KDM Mortgage Secured Notes as our Placement Agent.

KDM has a financial incentive to make CM loans and distribute Notes based on CM Loans.  This incentive may influence its judgment as to the quality of CM Loans it will make. To help control this conflict, KDM has created a rating system for CM Loans and has written underwriting standards. Further our parent company, JWK, will distribute KDM Notes to retail customers and other dealers. Accordingly, JWK has a financial incentive which may influence the underwriting and due diligence required for originating CM Loans.

Some members of the loan origination team are also registered brokers with JWK. Such employees may be paid for both origination and sales of a loan and a Note, respectively. We will mitigate these conflicts of interest with compliance oversight and review of such transactions and compensation.

Conflicts of Interest Specific to the CM Loan

We know of no conflicts of interest regarding the CM Loan or the Notes.

Conflicts of Interest Regarding our Proprietary Ratings System

We have a conflict of interest regarding our proprietary ratings system. The same people doing our ratings may also benefit from the sales of Notes and making new CM Loans. Further we are 100% owned by JWK, which will distribute our Notes and may make a market in them. Ratings will be reviewed periodically and changed as necessary for each CM Loan and the corresponding Notes. If a secondary market were to develop,  secondary market prices for our Notes may move up or down if the rating is changed. Therefore, to limit the effect of the conflict of interest between traders making markets and changes in ratings it shall be a strict policy of the Company that the people reviewing ratings may not communicate or socialize with the traders making markets in our Notes and that all changes in ratings will be published as promptly as possible. Another mitigating factor regarding these conflicts of interest is that our ratings are most generally based on verifiable numbers.

We may change any of our procedures regarding managing our conflicts of interest at any time. We also may amend our rating procedure at any time.

FIDUCIARY RESPONSIBILITY OF KDM

KDM as lender to the borrower and issuer of the Mortgage Secured Notes must exercise good faith and integrity in handling all its affairs especially as they relate to collection of CM Loan payments and distribution of those payments to investors in the Notes. Investors who may have questions as to the duties of KDM should consult their counsel.

INDEMNIFICATION OF OFFICERS OF KDM

The KDM Operating Agreement provides for indemnification of the officers for liabilities they may incur in dealings with third parties on behalf of KDM. To the extent that the indemnification provisions may purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.

ABOUT KDM’S CM LOANS

Overview

KDM originates and funds CM Loans made to individual borrowers and are held by KDM as lender.

Our lending program operates primarily by email and telephone. Our website is only informational in nature.  We encourage the use of electronic payments as the preferred means to disburse CM Loan proceeds and remit cash payments on outstanding CM Loans.

We have positioned ourselves in the lending market as a source for commercial real estate loans of higher quality borrowers, and borrowers who may not qualify or may not want to go through the process for bank loans, but whose loans have strong property and mortgage-related metrics. Property metrics depend on the type of CM Loan being offered and are described below.

KDM is currently focused on the market for loans secured by mortgages on apartment buildings, but may fund other types of commercial real estate.

KDM uses email, telephone, advertising and mail and industry sources to identify commercial borrowers who have mortgages with above-market interest rates and who may meet our loan parameters. We believe there are many thousands of apartment buildings which may qualify and desire this type of CM Loan. In addition to this market we believe there are many apartment buildings which may need new financing because their current loans are maturing.    Additionally, we seek to identify borrowers who may desire funding to purchase apartment buildings.

CM Loans are secured obligations of individual borrowers that are a single-purpose entity formed to hold the underlying property to be financed.

The KDM Process

When KDM identifies a property proposed for financing, it is screened by KDM’s origination underwriting team. If the proposed financing passes underwriting, KDM creates a summary sheet which it sends to the Placement Agent to gauge an indication of interest. When the Placement Agent believes it has sufficient interest to move forward, it will notify KDM and KDM will complete the loan underwriting and file a registration statement for the series of notes which will fund the CM Loan. The Placement Agent will take orders on a “when, as and if issued” basis. Once the registration statement is effective, KDM will contemporaneously close the loan, orders will be executed and funds will transfer on the settlement date to one of KDM’s segregated accounts. KDM will then fund the CM Loan and issue the notes.

KDM receives monthly interest and principal payments from CM loan borrowers. These payments are generally made by check or Automated Clearing House (“ACH”) collection from the borrower’s account(s).  KDM collects its service fee (annualized) of the interest portion of the payment and then disburses the remaining interest and principal via wire transfer or ACH   to DTC to credit to investors’ accounts at their respective DTC member or those brokerage firms corresponding with DTC members.

We verify the identity of borrowers, obtain borrowers’ credit characteristics from a consumer reporting agency such as TransUnion, Experian or Equifax, and screen borrowers for eligibility. When dealing with a new loan, we also verify the income from the underlying property by comparing the bank account statements of borrowers with the incoming rents received, the debt service coverage and the loan to value using independent appraisers. We service CM loans on an ongoing basis.

We may offer CM loans to borrowers throughout the United States. As of the date of this prospectus, we were not dependent on any single party for a material amount of our revenue.

Borrowers who use us must identify their intended use of CM Loan proceeds in their initial CM Loan request. We do not verify or monitor a borrower’s actual use of funds following the funding of a CM Loan.

CM LOAN ISSUANCE PROCESS

Step One: Identify Loan Parameters

KDM, through market research, identifies CM loan parameters and related investor parameters that it expects will be of value to both borrowers and investors. It then uses its network of mortgage brokers, real estate agents, and lending platforms to identify properties that potentially meet these parameters. The parameters identified will include the loan type, expected interest rate, maturity, pre-payment terms, loan-to-value, minimum debt service coverage ratio, borrower credit score, and basic loan structure.

Step Two: Identify and Screen Property

The KDM origination team works to bring in leads on new properties on which KDM can potentially lend. The team has a network of mortgage brokers, real estate agents, lending platforms, as well as lead generation databases that it uses on a daily basis to identify potential loans. Once the team finds a potential property it creates a deal scorecard that identifies critical preliminary underwriting information, including potential loan value-to-cost ratio, debt service coverage of the proposed loan, borrower credit score, real estate comparison prices, last appraised value, and estimated current value, along with information about the property and location, including city, neighborhood, number of units, and use of proceeds.

Step Three: Create a Summary Sheet

KDM creates a deal summary sheet for the Placement Agent to use to gauge interest from selling group members. The Placement Agent uses its network of selling group members to assess whether there is adequate investor appetite for the terms of a proposed note. If there appears to be sufficient interest, then the Placement Agent will communicate that to KDM.

Step Four: Complete Underwriting and File Registration Statement

Once KDM reasonably believes that the CM loan can be funded by the proceeds of a note, it will execute a commitment letter with a borrower (subject to funding). When the borrower executes the commitment letter, it pays KDM a processing fee, KDM then orders an appraisal and a subsequent appraisal review.  Simultaneously, we will prepare and file a registration statement for Notes that we will issue to fund the CM loan.

Step Five: Placement Agent and Effective Order

The Placement Agent takes “when, as and if issued” orders for a series of our MSN Notes. Once the SEC declares the registration statement for a series of MSN Notes effective, the Placement Agent will distribute the offering prospectus and confirm final orders with other dealers and clients. The Placement Agent will then execute orders according to a mutually agreed upon trade date with KDM.

Step Six: Funding the Note, Closing the CM Loan

KDM will schedule closing for the CM Loan on or before the trade date of the Notes. Within one business day of the settlement date, funds, net of selling concession, will be wired by the Placement Agent to KDM’s segregated account for loan funding. KDM will schedule wire funds for the CM Loan closing as soon as practicable after receipt.

Once funds are collected, the CM Loan will be closed with documents filed in the proper jurisdiction showing KDM as mortgagee.  At the same time, KDM will create and execute a physical  Note for issuance to Cede & Company and delivery to Depository Trust Company (“DTC”), or its agent. DTC will credit each participating dealer with the appropriate face amount of the Note for further credit to each of its participating client accounts.  Also, as soon as possible, but in no case more than five business days, copies of the loan closing documents will be filed with the Trustee.

How KDM operates if KDM Acquires Existing CM Loans and Issues Corresponding Notes

When KDM acquires an existing CM Loan and issues corresponding Notes, the Notes sale and CM Loan closing process is the same as above, except that KDM will purchase the CM Loan from a third party. Information about the borrower of an existing loan may be more limited and appraisals may be less current than for a loan originated by KDM. In such instances, an estimate of value from a local expert may be required to bolster an appraisal. A history of CM Loan payments will be included in the registration statement for the notes to be issued to purchase an existing CM Loan.  It is possible that existing CM loans may be purchased by KDM directly and that KDM will subsequently file a registration statement for the principal amount of notes necessary to purchase the loan from KDM.  In this case the price and yield of the CM Loan at acquisition by KDM as well as the net mark-up of the CM Loan in the form of the corresponding Notes will be disclosed in the registration statement.

CM Loans may also be acquired by purchasing a participation in CM Loans from another lending institution. In these cases, the pricing of the participation and the net mark-up or down of the CM Loan in the form of the corresponding Note will be fully described to investors as well as a detailed description of the financial institution selling the participation interest(s).

How KDM Prices CM Loans and Corresponding Notes

Note maturities and yields to investors must be competitive with other options they have for secured investments. Notes are not guaranteed by any federal agency, so they must be competitively priced when compared with other types of lower-risk debt, such as lower investment grade corporate bonds or other mortgage loans. Borrowers may have other options for acquiring new mortgage funding.  KDM must be competitive with these options in order to acquire new CM Loans. The dynamic between these two marketplaces is a principal factor in the determination of the terms of the KDM notes.

How our Servicing Fee Applies

KDM services the underlying CM Loans and manage the distribution and payment of interest and principal on the corresponding Notes. For these services it charges an annual fee targeted at 1.00%; but it could be lower or higher for a given CM Loan based on that CM Loan and the corresponding Note’s terms, as disclosed in the prospectus for each Note. The Servicing Fee accrues to KDM, and is paid by the borrower from the mortgage CM Loan interest payments. It therefore creates a lower net interest on the underlying note to the investor. The Servicing Fee is applied to every interest payment received on the underlying CM Loan. Therefore, if we receive 7.00% interest annually from the underlying CM Loan and the Servicing Fee is 1%, your payments will be 6.00% annually, barring any other expenses.

Verification of Property and Investor Information

Notwithstanding KDM’s due diligence examination of the information provided to KDM by a borrower, there can be no assurance that the information provided to us, and, on which we rely, could accordingly be false.

CM Loan Servicing

KDM is responsible for servicing all the loans it makes to mortgage borrowers and collecting payments from those borrowers and delivering payments to investors on its Notes. KDM has limited experience in loan servicing but has staff with extensive back office and accounting experience and has purchased servicing software. Personnel at KDM and its parent also have extensive experience in management of property loans.

KDM does not plan to make advances of funds to any party as a servicer.

KDM has custodial responsibility for the CM Loans and pursuant to the Trust Indenture for the Notes must provide electronic copies of all CM Loan documents to the Trustee.

There are no limitations in KDM’s liability as servicer of its loans.

KDM retains a Servicing Fee for each CM Loan and this charge is described in “About the CM Loan Covered by this Prospectus.” Should KDM cease operations as Servicer, it is highly likely that a new Servicer could be engaged using the Servicing proceeds provided by the Servicing Fee for each loan. Currently there are no specific arrangements for a back-up servicer.

KDM or its affiliates may retain an interest in a CM Loan pursuant to compliance with applicable law.

CM Loan payments are deposited or transmitted via ACH to the KDM In Trust For 2 Segregated Account. This segregated account collects payments from all CM Loans, and is segregated from the KDM operating funds. Individual loan payment receipts are commingled in the segregated account and this account disburses the respective payment on the Notes to DTC for credit to each participating broker dealer’s account. Broker-dealer participants then make further credit to customer accounts of Note holders. We also debit this account for our Servicing Fee as described above.

CM Loans may also have retention of an impound amount for taxes and insurance. These impounded funds are currently in the KDM In Trust For 1 Segregated account.

In the event it becomes necessary to expend funds for the collection or protection of the CM Loan, or for the preservation or protection of the Property, including the institution of foreclosure proceedings, such expenses will initially be covered by (to a maximum of $10,000), from funds provided from the Servicing Fee, or from J. W. Korth & Company, pursuant to the Support Agreement. After discussions with attorneys we believe $10,000 is sufficient to engage a counsel who will pursue a foreclosure to its end and defer his final payments to the proceeds received at the ultimate disposition of the property. Ultimately, all costs and expenses will be funded (or reimbursed to us) from the proceeds of any foreclosure or settlement. Including reimbursement to us of any expenses we have disbursed toward collection of the CM Loan. These expenses may reduce your interest payments or principal payments on your Note. See “Risk Factors.”

We disclose on our website regarding borrowers’ payment performance on our CM Loans. We have also made arrangements for collection procedures in the event of borrower default. When a CM Loan is past due and payment has not been received, we contact the borrower to request payment. After a 10-day grace period, we may, in our discretion, assess a late payment fee.  This fee may be charged only once per late payment. Amounts equal to any late payment fees we receive are paid to holders of the Notes. We may not assess a late payment fee when a borrower promises to return a delinquent CM Loan to current status and fulfills that promise. Each time a payment request is denied due to insufficient funds in the borrower’s account or for any other reason, we may assess an unsuccessful payment fee to the borrower in an amount of $35.00 per unsuccessful payment, or such lesser amount as may be provided by applicable law. We retain 100% of this unsuccessful payment fee to cover our costs incurred due to the denial of the payment.

If the CM Loan becomes 31 days overdue, we will identify the CM Loan as “Late (31-120),” and we may refer the CM Loan to a real estate attorney for foreclosure proceedings. In these cases, the interest rate on the CM Loan is increased to the highest legal rate in the state in which the property is located. The costs from a foreclosure and resale of a defaulted CM Loan and mortgaged property against the proceeds to Noteholders. If funds remain after the property is resold and all expenses are paid, they will be distributed to Noteholders on a pro-rata basis.

Definition of Accounts

Delinquent Accounts are defined as more than 31 days overdue. Charge Offs are defined as the unpaid principal balance of a specific CM Loan minus the expected recovery based on current market conditions for the foreclosed property. Uncollectable Accounts are defined as those CM Loans where no recovery is expected to be made. These definitions are regardless of any grace period, re-aging, restructure, or partial payments received. A CM Loan that was categorized as a Delinquent Account could be re-categorized as current if the borrower brought all payments up to date. Charge offs will be adjusted for properties in foreclosure based on an annual review of the current market conditions for the geography of the property. Uncollectable Accounts will be reviewed quarterly and could be reclassified as Collectible if market conditions changed for the property subject to the mortgage and foreclosure.

Material Information Regarding Delinquencies by Pool Asset Type

As of the date of this prospectus we have no delinquent CM Loans and therefore nothing material to report.

Summary of How KDM Fees Affect Return on the Notes

The following table summarizes the fees that we charge and how these fees affect Noteholders:

Description of Fee	Servicing Fee Amount	When Fee is Charged	Effect on Investors
Servicing Fee on CM Loan	A percent [1]of the interest and late fees received by KDM from borrowers in respect of each corresponding CM Loan.	At the time of any payments on the Notes, including Note payments resulting from prepayments or partial payments on corresponding CM Loans.	Noteholders will be paid the interest paid on the CM Loan minus KDM’s servicing fee.

CM Loan late fee	Assessed at our discretion; if assessed, the late fee is specific to each CM Loan.	At our discretion, when a CM Loan is past due and payment has not been received after a 15-day grace period	Distributed on a pro-rata basis to holders of the Note corresponding to the CM Loan

CM Loan unsuccessful payment fee	$35.00 per unsuccessful payment, or such lesser amount as may be provided by applicable law	May be assessed each time a payment request is denied, due to insufficient funds in the borrower’s account or for any other reason	Noteholders do not share in this fee

CM Loan collection fee	Only charged after a CM Loan becomes 31 days overdue if the collection agency or KDM is able to collect an overdue payment; collection fee is up to 35%, excluding litigation.	At the time of successful collection after a CM Loan becomes 31 days overdue
Foreclosure fees charged by us or independent attorneys will reduce payments and the effective yield on the related Notes; Foreclosure fees will be retained by us or the independent attorney as additional servicing compensation

Check processing fee	$15.00 per check processed for any payments made by check	At the time a payment by check is processed	We retain 100% of this check processing fee to cover our costs

Default Interest Servicing	Proportional share of interest equal to the same proportion of Servicing Fee on the CM Loan to Stated Interest paid on the Notes.	Upon collection of default interest, before such interest is paid to Noteholders.	Noteholders will receive the interest paid on the CM Loan less the default interest servicing fee

Foreclosure Fees	Legal fees will be charged at cost. KDM will charge a fee of eight times the Servicing Fee on the CM Loan balance, if any, received in foreclosure after payment to Noteholders.	Upon completion of foreclosure in the event that there is profit after liquidation of the property.	This fee will reduce the total cash distributed to investors in a profitable foreclosure. This will only reduce a premium earned, as this fee will not be charged until after investors are made whole.

[1]
Servicing Fee can range from 0.25% to 1.00% and will depend on factors such as the size and complexity of the CM Loan.   The Servicing fee for the Notes is stated Summary of Terms. For this Note, the Servicing Fee is .50%; higher Servicing Fees may apply to offerings in the future.

Participation in the Funding of CM Loans by KDM and Its Affiliates

From time to time, qualified CM Loan requests may not be fully committed to by investors. To address these situations, KDM may fund portions of certain CM Loan requests.  If we fund CM Loans, we will issue Notes to KDM for that portion of the CM Loan we fund.

Our affiliates, including our executive officers and members, may fund portions of CM Loan requests from time-to-time. Since inception, these affiliates have funded $1,059,000 of new CM Loan requests.

Historical Information about our CM Loans

Loan Category: Multi-Family

Total Loans	Loans 31 Days Delinquent Total Dollars	Loans 31 Days Delinquent Number of Accounts	Loans 31 Days Delinquent as % of Total Assets	Total Charge Offs	Total Charge Offs Percentage of Total Assets
2	0	0	0	0	0

Gross Real Losses	Number of Assets Experiencing a Loss	Number of Assets Experiencing a Recovery	Ratio of aggregate Losses to Average Portfolio Balance	Average Net Loss on Assets that have Experienced a Loss
0	0	0	n/a	n/a

SUMMARY OF THE TERMS OF THE CM LOAN

The following summary sets forth the principal terms of the CM Loan underlying the Notes.

Loan Designation	KDM2017-L002

Issue Date	December 21, 2017

Maturity	December 12, 2020

Interest	6.50%

Interest Guarantee	24 months

Amortization	None. This is an interest-only loan. Entire principal is due as a balloon payment at maturity.

Prepayment and Penalty Interest
If the CM Loan is prepaid in whole or in part before December 1,2019, the borrower must pay the difference between 24 months of interest and the total interest paid as of the payoff date. Should the borrower prepay all or a portion of its loan, then the amount pre-paid and the penalty will be paid on the next payment date to the Noteholders.

Redemption	Inception through November 30, 2019: $950,000 plus Penalty Interest. December 1, 2019, through December 12, 2020: $950,000

CM Loan Payment Dates	Payments of interest are due on the first day of each month.

Ratings	A- Egan Jones, BBB+ KDM Rating

Real Property Collateral	3 rental properties: 445 SW 78th Place, Miami, FL 33144 (Duplex) 7992 SW 4th St, Miami, FL 33144 (Single Family) 8400 Grand Canal Drive, Miami, FL 33144 (Single Family)

Years Constructed
Property 445 was built in 1958, Property 7992 was built in 1954, & 8400 was built in 1986.  The owner/operators have recently invested $300,000.00 into the three properties to update the kitchens and the roofs.

Property Stabilization	Each property received a new roof in 2017 and slow-paying tenants were replaced.

Credit Score of Principal*	651

Combined Appraised Value of Both Properties	$1,605,000.00 (Appraised March 2017) Property 445: $590,000.00 Property 7992: $390,000.00 Property 8400: $625,000.00

Debt Service Coverage Ratio	1.27 (See Debt Service Coverage Analysis below)

Occupancy	The buildings comprise a total of 4 units. Each building has a no vacancy. The overall occupancy is 100%.

Rent Payments	Rents are paid monthly and are collected in the checking account of the manager. KDM acquired the checking account statements and verified the rents

Loan to Combined Appraised Values	59.2%

Experience of Property Manager	The property will be managed by the borrowers. The borrowers are owner/operators and have been managing residential income producing properties since 2000.

Appraisals of Value	KDM received independent appraisals for the three properties. These appraisals were provided by a licensed appraiser chosen by KDM.

Review of Appraisals	KDM also received a review of each appraisal provided by a second licensed appraiser chosen by KDM.

*The Principal may not be the borrower, a guarantor of the CM Loan, or have any personal liability for the CM Loan. See “Risk Factors-The credit rating that we use in our rating system for our mortgages may not be the credit rating of the borrower, any guarantor, or anyone having personal liability for payment of the mortgage loan.” For this CM Loan, KDM pulled the credit scores of each of the two owners of the borrower. The score displayed is the lower of the two.

CURRENT STATUS OF CM LOAN

As of December 26, 2017, the principal balance of the CM Loan was $950,000.00.  This CM Loan was made by KDM to the borrower on December 21, 2017. KDM placed the payments into a segregated account and has made payments to Mortgage Secured Noteholders on time.

DIRECTORY FOR LOAN

Mortgaged Property
445 SW 78th Pl, Miami, FL 33144
Find on Public Records: http://www.miamidade.gov
Folio Number: 30-4003-001-3570

7992 SW 4th St, Miami, FL 33144
Find on Public Records: http://www.miamidade.gov
Folio Number:  30-4003-001-4090

8400 Grand Canal Dr, Miami, FL 33144
Find on Public Records: http://www.miamidade.gov
Folio Number:  30-4003-006-2230

Borrower	RZ Group Inc. This company is owned by Rolando and Zonia Penate, 50/50 split.

Lender	Korth Direct Mortgage, LLC 2937 SW 27th Avenue Miami Florida 33133 Contact: James W. Korth Tel: 305-668-8485 Email: jwkorth@jwkorth.com

Placement Agent
J.W. Korth & Company Limited Partnership
6500 Centurion Drive, Suite 200
Lansing, Michigan 48917
Website: www.jwkorth.com
Contact: James W. Korth, Holly MacDonald-Korth
Tel: 305 668 8485
Email: info@jwkorth.com

Appraiser	Appraisal First, LLC 1444 Biscayne Blvd, Miami, FL 33132 Tel: 305-470-2129

Appraisal Reviewer	Collateral Evaluation Services LLC (“CES”) 590 Colonial Park Dr. Roswell, GA 30075 Tel: 678.580.6200

CM Loan Underwriting

Property and Operational Analysis

The Borrower has owned and operated 445 SW 78th Pl, Miami, FL 33144 since 1/17/2017, 7992 SW 4th St, Miami, FL 33144 since 12/30/2016, and 8400 Grand Canal Dr, Miami, FL 33144 since 2/14/2017. Since purchase, they have been operated exclusively as rental properties and have not had any periods of minimal occupancy. Updating of units has been completed on a per-unit basis upon unit vacancies.  The borrower has invested $300,000.00 into the three properties in the last 12 months, updating the kitchens and roof.

Unaudited profit and loss statements were received from, and signed by, the borrower. Data from these statements were used to complete KDM’s debt service coverage and operating analysis. Rent rolls were also submitted along with checking account statements from the borrower. Rent rolls were verified by analyzing the checking account statements of the borrower

From these statements we created the following tables and calculated the debt service coverage ratio (“DSCR”) for the properties using the formula below.

Net Operating Income / Debt Service  =  Debt Service Coverage Ratio

The debt service is equal to the mortgage payment for the CM Loan. The Net Operating Income is derived from the profit and loss and detailed in the tables below.

CM Loan Property Specifics: The DSCR for the CM Loan is 1.27.

Unaudited Profit and Loss Information

As part of the CM Loan underwriting process, KDM collects profit and loss information via a form provided to the borrower. This form collects both per-unit rental information (referred to as the “rent roll”) as well as a detailed list of expenses for the prior two years as well as the current partial year, if applicable. The borrower signs and certifies the accuracy of the information. Data from this form is used to create an unaudited profit and loss statement.

CM Loan Property Specifics: The Borrower purchased all three of these properties within the last 13 months (7992 SW 4th St: 12/30/2016, 445 SW 78 Pl: 1/17/2017, 8400 Grand Canal Drive: 2/14/2017). The information provided below is from purchase date through November 2017, Due to the recent purchase dates, a full year’s expenses are not available. Further, tenants pay all utilities and routine maintenance (yard, etc) on their rental units. Landlord’s only expenses are major improvements, taxes, and insurance. Major renovations and upgrades were completed on each of the properties after purchase, totaling $300,000 for the three properties. Due to the extensive upgrades and renovations, we deem the properties substantially updated to current style, as well as not needing new major repairs during the loan lifetime. Actual numbers in the analysis below are for taxes, insurance, and income. Vacancy rate, management fee, and capital reserves are estimates included in the KDM underwriting process to create a more conservative debt service analysis.

Expenses

A table of monthly expenses appears below. The tax and insurance expenses were verified by the tax and insurance bills. All of the other expenses were provided by the borrower.  The property appraisals use market-based estimates of standard expense categories. The expense information provided by the borrower is compared to the appraisal expense categories and if, in our judgement, there is no significant deviation, the borrower expenses are accepted for the calculation of the Net Operating Income and presentation in the tables below.

Reserves for Capital Expenditures

Some borrowers include a replacement and repair reserve in the profit and loss statements. If we receive such numbers from borrower, then actual reserve numbers will be included. Otherwise, replacement reserve is generally estimated at $200-$300 per unit per year for multifamily properties, or 2-3% of revenue for other rental properties.

CM Loan Property Specifics: The borrower replaced the roof on all three properties. This capital expenditure is usually considered a one-time expense. The borrower also installed new kitchens and flooring in each property. Although we do not expect any major capital expenditures during the life of the loan, we have included a repair and maintenace reserve at 2.5% for the debt service coverage analysis. This amount is the midpoint for the range and was chosen due to the recency of major improvements combined with the ages of the property.

Vacancy Rate Estimate

Based on various real estate industry information sources vacancy rates range from 4% to 7%. The vacancy rate shown in the Debt Service Coverage Ratio analysis below was calculated by using the actual vacancy rate at the time the loan was underwritten, plus adding an additional 4%.

CM Loan Property Specifics: The current vacancy rate of the properties is 0%. Vacancy rates for single family homes and duplexes in this area are 3% or lower, per appraiser. In our underwriting analysis we used the conservative estimate of 4%.

Management Fee

If there is a property manager, we include the actual management fee in our analysis. If the property does not currently have a property manager, we include a property management fee estimate as part of our underwriting analysis to conservatively estimate the debt service coverage should the owner/borrower decide to hire a property manager during the life of the loan.

CM Loan Property Specifics: These properties do not currently have a property management company. The property management fee is a KDM estimate based on management fees for rental properties in the area, as indicated on the appraisal. KDM adds this number to its underwriting of debt service in the event the borrower may choose to elect a property manager during the life of the loan.

Verification of Rent Payments

Rent payments in the tables below were verified by matching individual deposits in the Borrower’s checking accounts, to the rent roll. This also allowed KDM to verify the on-time payment history for the tenants for the most recent month, at the time of CM Loan underwriting.

Current Lease Terms

Unit #	Tenant's Name	BDR/Bath	Sq Ft (Approx)	Current Rent per month	Original Occupancy Date	When does the lease expire?	Date of last Rent Increase	Section 8 (Y/N)	Rent Concessions (Y/N)	Number of 30 Day Lates
8400	Pupo	4 Bed 3 Bath	2963	3000	6/1/2017	5/31/2022		N	N	0
7992	Echevarria	4 Bed 3 Bath	1861	2500	9/1/2017	8/31/2018		N	N	0
447	Valdes	3 Bed 3 Bath	1718	3000	5/1/2017	4/30/2018		N	N	0
445	Cruz	3 Bed 2 Bath	1182	1900	6/10/2017	6/9/2018		Y	N	0

The information in the tables below is as of 11/20/2017.

445 & 447 SW 78 Place		7992 SW 4th Street		8400 Grand Canal Drive
Revenue	$ 58,800.00	Revenue	$ 30,000.00	Revenue	$ 36,000.00
4% Vacancy Rate	$ (2,352.00)	4% Vacancy Rate	$ (1,200.00)	4% Vacancy Rate	$ (1,440.00)
Gross Income	$ 56,448.00	Gross Income	$ 28,800.00	Gross Income	$ 34,560.00
Expenses		Expenses		Expenses
Real Estate Taxes	$ 5,778.00	Real Estate Taxes	$ 3,835.00	Real Estate Taxes	$ 8,025.00
Insurance	$ 4,184.00	Insurance	$ 4,184.00	Insurance	$ 8,368.00
Management Fee (3%)	$ 1,764.00	Management Fee (3%)	$ 900.00	Management Fee (3%)	$ 1,080.00
Repair & Maintenance at 2.5% of Revenue	$ 1,470.00	Repair & Maintenance at 2.5% of Revenue	$ 750.00	Repair & Maintenance at 2.5% of Revenue	$ 900.00
Total Expenses	$ 13,196.00	Total Expenses	$ 9,669.00	Total Expenses	$ 18,373.00
Net Operating Income	$ 43,252.00	Net Operating Income	$ 19,131.00	Net Operating Income	$ 16,187.00

Revenue and Expenses for the 3 properties
Revenue	$ 124,800.00
4% Vacancy Rate	$ (4,992.00)
Gross Income	$ 119,808.00
Expenses
Real Estate Taxes	$ 17,638.00
Insurance	$ 16,736.00
Management Fee (3%)	$ 3,744.00
Repair & Maintenance at 2.5% of Revenue	$ 3,120.00
Total Expenses	$ 41,238.00
Net Operating Income (NOI)	$ 78,570.00
Monthly NOI	$ 6,547.50
Monthly Debt Service	$ (5,145.83)
Net Profit after Debt Service	$ 16,820.04
DSCR	$ 1.27

DSCR Analysis
Monthly NOI = $6547.50
Monthly Mortgage Payment = $5,145,83
NOI / Monthly Mortgage Payment = Debt Service Coverage Ratio
$6,547.5 / $5,145.83 = 1.27
DSCR = 1.27

CM Loan Status  and Year End Financial Statements from Borrower

All payments are current on this CM Loan and it is fully performing. As part of our ongoing review of our CM Loans, we have received a year-end December 31, 2017 income statement from the borrower and it appears in the section entitled Management’s Discussion and Analysis of Operations in this prospectus. This income statement has partial year income for some properties because they were acquired during the year. This statement also contains many expenses not related to the ongoing operation of the properties securing the CM Loan. We believe our Debt Service Coverage Ratio Analysis above should be relied upon as the primary source for investors to analyze the cash-flow potential of the property.

Location of Mortgaged Properties

The following map shows the location of the property known as 445 SW 78 Pl, Miami, FL 33144.

The following map shows the location of the property known as 7992 SW 4 St, Miami, FL 33144.

 The following map shows the location of the property known as 8400 Grand Canal Dr, Miami, FL 33144.

Copies of the following documents are available upon request to KDM at info@KDMinvestor.com.

•	Appraisals
•	Appraisal Reviews
•	Deeds of Mortgage
•	Promissory Note

USE OF PROCEEDS

The proceeds of the sale of Notes will be used to redeem KDM note (KDM2017-N002PP) in the original principal amount of $950,000 purchased by accredited investors. The proceeds of that note were used to fund the CM Loan.  See “Summary of the Terms of the CM Loan” for a description of the CM Loan.

 PLAN OF DISTRIBUTION

The Notes will be distributed by the Placement Agent and members of the Selling Group on a best efforts basis at a commission of 0.00% (depending on market) of the dollar amount of Notes sold by them.  KDM has agreed to indemnify the Placement Agent and the Selling Group and against liabilities under the Securities Act of 1933, or to contribute to payments that the brokers or dealers may be required to make in respect of these liabilities.

DESCRIPTION OF MSN  NOTES

The following is a summary of particular terms and conditions of the Notes and is not complete.  Additional terms of the Notes may be found in the indenture referred to below.

General

The Notes will be issued under a Trust Indenture and Security Agreement dated November 17, 2017, as amended or supplemented (the “Indenture”), between KDM and Delaware Trust Company. The following statements are summaries of the material provisions of the Indenture and the Notes.

The Company will issue notes in a series, including the 6% KDM2017-N002 Mortgage Secured Notes described in this prospectus. There is no limitation on the amount of MSN Notes which may be issued. The only outstanding MSN Notes as of the date of this prospectus are the MSN Notes titled KDM 2017-N001 and KDM 2017-N002PP. The series KDM2017-N001 note was sold on December 21, 2017 and we are servicing the CM Loan, which is performing.The MSN Notes titled KDM2017-N002PP will be redeemed from the proceeds of the Offering. KDM intends to offer additional MSNs in the future.

Each MSN Note corresponds to a CM Loan. All MSN Notes are  U.S. dollar denominated. Each MSN Note will have a stated interest rate that is the same as the interest rate for the corresponding CM Loan less the Servicing Fee and an aggregate stated principal amount equal to the corresponding CM Loan. Other terms, such as pre-payment penalties, amortization schedules, and maturity date will be the same as the corresponding CM Loan.

Notwithstanding the foregoing, KDM has no obligation to make any payments on the MSN Notes unless, and then only to the extent that, KDM has received payments on the corresponding CM Loan, as described under “Payments and Paying Agents” and “Limitations on Payments.” The MSN Notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

MSN Notes of each series will have a stated term. The Indenture does not limit the aggregate principal amount of MSN Notes that KDM can issue under the Indenture or the size of any series. KDM may fund some or all of a CM Loan itself. MSB Notes will be issued to KDM for the amount of the CM Loan that KDM determines to fund itself or which are funded by affiliates. These MSN Notes may be redeemed from the proceeds of sale of notes or resold by KDM or affiliates in secondary market transactions, as may be available for transactions of that kind, KDM will not notify Noteholders if it sells notes it has purchased.

MSN Notes and CM Loans  receive a designated number, as follows: KDM and four-digit year, a hyphen, then a letter and number series of three digits beginning 001. The three digits will be identical for CM Loans and their corresponding MSN Notes. CM Loans will have the letter “L” before the three digits and corresponding Notes will have the letter “N”. Accordingly, as an example, CM Loan Number KDM 2017-L031 will correspond directly to Note Number KDM 2017-N031.

We may at any time purchase MSN Notes at any price or prices, in the open market or otherwise. MSN Notes so purchased by us may, at our discretion, be held, resold or surrendered to the Trustee for cancellation.

Security for the Notes

Pursuant to the Indenture, the MSN Notes will be senior to all other indebtedness of KDM and separate and distinct from each other. The MSN Notes will be secured special obligations of KDM. The security for each series of MSN Notes will be the mortgage, the loan and the proceeds that KDM receives from the corresponding note and first mortgage obligation of a borrower. This security is made under the caption “Security Agreement” in Section 3.8 of the Indenture. A key part of the security arrangement under the Indenture is that each series of MSN Notes is separately secured by the CM Loan that corresponds to that series. Therefore, the security for the Notes offered herein is specifically the CM Loan described herein.

KDM will be obligated to pay on each MSN Note in a series only if, and to the extent that, KDM receives principal, interest, or late fee payments from the borrower on the corresponding CM Loan funded by the proceeds of that series, and such borrower CM Loan payments will be distributed ratably among all MSN Notes of the series after deduction of KDM’s Servicing Fee.

Financial Covenant

The Indenture specifies that KDM may not incur debt other than the MSN Notes except compensation owed to employees, rent for offices or obligations to utility and informational services and any other services which assist it in carrying out its mortgage lending, mortgage servicing, and Note servicing functions. There are no other financial covenants limiting KDM’s activities.

Payments and Paying Agents

Subject to the limitations described under “Limitations on Payments,” KDM will make payments of principal and interest on the Notes on the twenty-fifth day of each month or the next business day, provided we have received payments on the CM Loan within four business days prior to the Payment Date. If payments are received after the twenty-first day of the month, KDM will pay investors the following month.  The four business day margin will allow us to assure the finality of the transfer of funds under the ACH rules after we receive payments from borrowers.

The stated interest rate on each MSN Note, including the Notes offered by this prospectus, will be the same as the interest rate on the corresponding CM Loan, less the Servicing Fee. Interest will be computed and will accrue on Notes in the same manner as the interest on the corresponding CM Loan is computed and accrues.

All payments received from CM Loans with corresponding Notes will be collected in a special segregated account named “In Trust For 2” Segregated Account. KDM will make all required payments on each Note via wire transfer to  DTC and its participants as described under “Registration and Settlement” on the record date for the relevant payment date. The record date for each payment date shall be the second business day prior to the actual payment date. If a payment date falls on a date that is not a business day, then such payment will be made on the next succeeding business day.

Principal of and interest on the Notes will be paid to owners of a beneficial interest in the Notes in accordance with the arrangements then in place between the paying agent and DTC and its participants as described under “Registration and Settlement.” We will irrevocably deliver no later than 1:00 p.m. New York time on each Interest Payment Date, Maturity Date or the date of earlier redemption or repayment (if the Notes are to be redeemed or repaid prior to a stated maturity date), to DTC, funds sufficient to make payments of the amount payable in respect of the Notes on such date, or such lesser amount as we have received on a CM Loan. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the Notes entitled thereto.

In the event that any Interest Payment Date, Stated Maturity Date or date of earlier redemption or repayment for any fixed rate note is not a Business Day (as defined below), principal and/or interest on such fixed rate note will be paid on the next succeeding Business Day; however, we will not pay any additional interest due to the delay in payment. If an Interest Payment Date, Stated Maturity Date or date of earlier redemption or repayment for any floating rate note based on LIBOR falls on a day that is not a Business Day, it will be postponed to the following Business Day and no additional interest will accrue as a result of the delay in payment, except that if that Business Day would fall in the next calendar month, the Interest Payment Date, Stated Maturity Date or date of earlier redemption or repayment will be the immediately preceding Business Day.

Unless we specify otherwise in the prospectus, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York. With respect to MSN Notes as to which LIBOR is an applicable interest rate basis, the day also must be a London Business Day in order to be a Business Day. “London Business Day” means a day on which commercial banks are open for business (including dealings in U.S. dollars) in London.

Any tax, assessment or governmental charge imposed upon payments, including, without limitation, any withholding tax, is the responsibility of the holders of a beneficial interest in the Notes in respect of which such payments are made.

Limitations on Payments

To the extent that anticipated CM Loan payments from a CM Loan are not received by KDM, no payments will be due and payable by KDM on the MSN Notes related to that CM Loan unless KDM receives payments under an assignment of rents or a foreclosure is completed and the property has been sold by KDM.

Assignment of Rents

For all CM Loans, should the borrower default KDM, as lender, pursuant to an assignment of rents, will require the renters of the property pay their rents directly to KDM. In these cases, KDM will forward each Noteholder’s pro-rata share of the rents collected less any out of pocket costs, such as legal fees, for executing an assignment. In such cases, an assignment of rents should not curtail or delay a foreclosure and subsequent sale on the property to recover the principal on the CM Loan.

Prepayments

To the extent that a borrower prepays a CM Loan, MSN Noteholders will be entitled to receive their pro-rata share of the prepayment and any penalty that is owed by the borrower on the next payment date for the MSN Notes. In the case of a partial prepayment of a corresponding CM Loan, we automatically reduce the outstanding principal and the term of the CM Loan is reduced, but the monthly payment amount remains unchanged.

Servicing Covenant

Under the Trust Indenture, KDM is obligated to use commercially reasonable efforts to service and collect CM Loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the CM Loans. If KDM refers a delinquent CM Loan to a licensed attorney for collection, that referral shall be deemed to constitute commercially reasonable servicing and collection efforts. Furthermore, without the consent of the corresponding Noteholders, KDM may, at any time and from time to time, amend or waive any term of a CM Loan if it believes it is in the best interests of the Note holders. The Indenture contains financial covenants or other covenants limiting KDM’s operations or activities, including the incurrence of indebtedness.

Consolidation, Merger, Sale of Assets

The Indenture prohibits KDM from consolidating with or merging into another business entity or conveying, transferring or leasing our properties and assets substantially as an entirety to any business entity, unless:

•
the surviving or acquiring entity is a U.S. corporation, limited liability company, partnership, or trust, and it expressly assumes our obligations with respect to the outstanding Notes by executing a supplemental Indenture;

•	immediately after giving effect to the transaction, no default shall have occurred or be continuing; and
•
we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the Indenture and all conditions precedent relating to such transaction have been complied with.

Denominations, Form and Registration

Except as may be provided otherwise for a particular series of Notes, we will issue Notes in denominations of $1000 or integral multiples of $1000. The Notes will be issued only in registered form and only in a single master note in the name of\Cede & Company and delivered to the facilities of Depository Trust Company for credit to each broker dealer member and further credit to their affiliated broker dealers and the clients of those broker dealers who own Notes. We will not issue certificates for the Notes. Investors will be required to hold their Notes through their broker dealer.

The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability of such persons to purchase Notes.

We reserve the right to issue certificated Notes only if we determine not to have the Notes held solely in electronic form.

Amortization

The amortization of the MSN Notes will be the same as the amortization requirements of the corresponding first mortgage CM Loan and described in the prospectus for each series of MSN Notes.

Events of Default

Under the terms of the Indenture, any of the following events will constitute an event of default on a series of MSN Notes:

•	failure by KDM to make required payments on the MSN Notes for 30 days past the applicable due date, when payments have been received for a corresponding CM Loan;

•
failure by KDM to perform, or the breach of, any other covenant for the benefit of the holders of the MSN Notes of such series which continues for 90 days after written notice from the Trustee or holders of 25% of the outstanding principal amount of the notes of any series for which such default exists as provided in the Indenture, subject to an additional 90 day cure period; or

•	specified events relating to KDM’s bankruptcy, insolvency or reorganization.

It is not a default or event of default under the terms of the Indenture if we do not make payments when a borrower does not make payments to us on the CM Loan corresponding with the particular series of MSN Notes. In that  case, KDM is not required to make payments on Notes, and is accordingly not in default.

An event of default with respect to one series of MSN Notes is not automatically an event of default for any other series.

If an event of default occurs due to bankruptcy, insolvency, or reorganization as provided in the Indenture, then the stated principal amount of the Notes shall not become due and payable immediately without any act by the Trustee or any holder of Notes. Notes shall continue to be due and payable only if the corresponding CM Loan has made payments.

The holders of a majority in aggregate principal amount of the outstanding Notes of any series, by notice to the Trustee (and without notice to any other holder of MSN Notes), may, on behalf of the holders of all such MSN Notes, waive an existing default with respect to such MSN Notes and its consequences except (1) a default in the payment of amounts due in respect of such MSN Notes or (2) a default in respect of a provision of the Indenture that cannot be amended without the consent of each holder affected by such waiver. When a default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

If an Event of Default shall have occurred and be continuing with respect to any Series of Notes, the Holders of at least a majority in aggregate principal amount of the outstanding MSN Notes of such series for which a Default exists may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the MSN Notes. If the series of MSN Notes includes more than one class, the holders of MSN Notes of all classes shall vote together, without distinction among the classes.  Such direction shall not be in conflict with any rule of law or with the Indenture, and could not involve the Trustee in personal liability in circumstances where indemnity would not in the Trustee’s reasonable discretion be adequate.  Before proceeding to exercise any right or power hereunder at the direction of such Holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity, against the costs, expenses and liabilities, which might be incurred by it in compliance with any such direction.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines in good faith is unduly prejudicial to the rights of other Noteholders or would involve the Trustee in personal liability.

A holder of any MSN Note of any series may not institute a suit against us for enforcement of such holder’s rights under the Indenture or pursue any other remedy with respect to the Indenture or the MSN Notes unless:

•	the holder gives to the trustee written notice stating that an event of default with respect to the Notes is continuing;

•	the holders of at a majority in aggregate principal amount of the outstanding Notes of that series make a written request to the trustee to pursue the remedy;

•	such holder or holders offer to the trustee security or indemnity satisfactory to it against any loss, liability or expense satisfactory to the trustee;

•	the trustee does not comply with the request within 60 days after receipt of the notice, the request and the offer of security or indemnity; and

•	the holders of a majority in aggregate principal amount of the outstanding MSN Notes of that series do not give the trustee a direction inconsistent with such request during such 60-day period.

The Indenture requires us every year to deliver to the Trustee a statement as to performance of our obligations under the Indenture and as to any defaults.

Clearance and Settlement

Unless we specify otherwise, the MSN Notes will be issued only in book entry form through the facilities of DTC and will be represented by the single master note. The master note will be registered in the name of the nominee of DTC. Transfers or exchanges of the MSN Notes may only be effected through a participating member of DTC. So long as DTC or its nominee is the registered owner of a MSN Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the MSN Note for all purposes under the Indenture. No MSN Note issued in book-entry form will be issuable in certificated form.

Satisfaction and Discharge of the Indenture

The Indenture will generally cease to be of any further effect with respect to a MSN Note if the MSN Note has been fully satisfied with all payments due (either according to its schedule or through  foreclosure and sale of the related property) from the underlying CM Loan being made and such MSN  Note has been delivered for cancellation.

Governing Law

The Indenture and the MSN Notes will be governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Information Concerning the Trustee

Delaware Trust Company is the trustee under the Indenture. From time to time, we may maintain deposit accounts and conduct other banking transactions with the Trustee and its affiliates in the ordinary course of business. If and when the trustee becomes a creditor of ours, the trustee will be subject to the provisions of the Trust Indenture Act regarding the collection of claims against us. The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the Trustee must resign.

THE KDM CM LOAN RATING PROGRAM

We may require a rating from a National Recognized Statistical Rating Organization (“NRSRO”). An NRSRO is registered with the SEC and has done so by achieving a set of application standards. NRSRO ratings are often acceptable to regulated organizations such as banks, insurance companies and pension funds.

We also may give each of our CM Loans or CM Loan groups a rating. Ratings are disclosed on our website for each CM Loan and corresponding Note. CM Loans and corresponding Notes are reviewed periodically and ratings may expire or be changed at any time.

We are not a Nationally Recognized Statistical Rating Agency (NRSRO) as defined by the Securities and Exchange Commission. We have certain conflicts of interest in producing our ratings. We discuss management of these conflicts of interest below. We have no history of performance under our ratings categories. The ratings categories are based on the judgment of KDM staff. As we develop a history we will publish our track record in various future filings and on our website. Please see the Risk Factor “Our Proprietary Ratings System is untested and based on broad assumptions for which we have no statistical basis”

KDM ratings and ratings of NRSRO are generally effective for one year from the closing date of the loan. There is no obligation by us or any NRSRO to extend that period. However, it may be extended on request from an investor. Should an extension be required we and an NRSRO may charge a fee to update the rating.

Our transactions are generally single borrower or single asset transactions. The first has a CM Loan secured by one or multiple properties and the second are by grouping of CM Loans to one borrower. In these group CM Loans, they are often cross-collateralized and have cross-default terms. Credit risk for these transactions is identified at several levels – the sponsor, property type, property age, property count, geographic location, CM Loan to value, debt service coverage ratio. To account for these risks as we analyze and rate potential CM Loans, we look separately at each of these factors and weight each with a score for each factor. Our scoring matrix is below:

Score Categories	Possible Maximum
CM Loan to Value	7
Credit Score of Principal	5
Debt Service Coverage	4
Property Type	4
Property Age	5
Property Demand	5
Building Condition	3

Total	33

CM Loan to Value – KDM CM Loan to Value, LTV, is based off of the appraised 90 day liquidation value of the property.  In a foreclosure scenario, we believe basing our CM Loan on a 90 liquidation value will allow KDM to more quickly recover our investors’ investment proceeds and will hedge against any potential downturn in the real estate market.  Any LTV of 54.99% or less will receive a maximum rating score of 7 and any CM Loan with an LTV of no greater than 80% will receive a 1.

Credit Score of Principal – Our borrowers are single purpose entities and not individuals. Nevertheless, wherever possible, we analyze the credit score from the controlling owner of the single purpose entity. If it is another entity we will look back to the owner of that entity until we identify an individual. In some cases, the individual may be the attorney in fact for the beneficial owner. We seek to measure the credit of the individual most responsible for the performance of the loan, and refer to this individual as the “Principal” for the loan. The Principal may not be liable as a borrower or guarantor of the CM Loan. See “Risk Factors-The credit rating that we use in our rating system for our mortgages may not be the credit rating of the borrower, any guarantor, or anyone having personal liability for payment of the mortgage loan.” Credit Score category values range from 1-5 with the anything above 740 receiving a 5 and less than 660 receiving a 1.

Debt Service Coverage Ratio – For us, DSCR is monthly Net Operating Income (“NOI”) divided by the monthly loan payment amount. NOI is the estimated net cash flow of the property after all management expenses, replacement reserve, vacancy estimate, taxes, and insurance. The DSCR rating score is broken down as follows:

DSCR > 1.35 = A maximum score of 4
DSCR > 1.30 = 3
DSCR > 1.25 = 2
DSCR > 1.20 = A minimum score of 1

Property Type – Using historical commercial Loan performance data we have developed a rating system based on property type.  KDM believes historical commercial Loan performance is one of the strongest indicators currently available to us as a measure of risk.  The scoring system is as follows:

Multifamily          4
Mixed-use          3
Self-Storage /Warehouse          2
Retail          1

Property Improvement/Age – KDM believes there will generally be stronger demand for a newer property than for an older property. The types and scope of improvements to buildings which will be considered are such things as new roofs, new windows, updated or replaced electric systems or waste elimination systems. The scope of these improvements, if any, are considered by KDM when assigning this score to a property. Similarly, recently improved and updated properties receive preferential scoring.  The scoring system is as follows for age of building or latest major improvements:

Age  < 9            = 5
Age > 10 = 4
Age > 20 = 3
Age > 30 = 2
Age > 40 = 1

Property Demand – KDM’s property demand scoring is based off of the growth of the metropolitan statistical area (“MSA”) over the last two censuses for the MSA in which the subject property is located.  Historical data has shown a strong correlation between population growth and local economic strength.  KDM will still make the necessary adjustments to large metropolitan statistical areas that may not look as strong as a small community with a sudden population growth.  The scoring system is as follows:

Growth > 5% = 5
Growth > 4% = 4
Growth > 3% = 3
Growth > 2% = 2
Growth > 1% = 1

Building Condition – For all property types, KDM believes property condition is a strong indicator of the property’s potential.  A property in excellent condition is going to have the opportunity to attract more customers and potential to produce more income than a merely serviceable property.  The scoring system is as follows:

Excellent          3
Average          2
Serviceable     1

Once the scoring system is completed for each CM Loan and its corresponding Note, we then apply a standard statistical rating letter formula. This formula is as follows:

Rating	Composite Score
AAA	33
AA	31
A	27
BBB	22
BB	18
B	13

Obligations rated:

AAA	are judged to be highest quality, subject to the lowest level of credit risk.
AA	are judged to be of high quality and are subject to very low credit risk.
A	are judged to be upper-medium grade and are subject to low credit risk.
BBB	are judged to be medium-grade and subject to moderate credit risk and as such may possess certain speculative characteristics.
BB	are judged to be speculative and are subject to substantial credit risk.
B	are considered speculative and are subject to high credit risk.

A plus or minus sign may be added when a loan score falls between two letter categories and depending on which letter category is nearest to the score. If the score is the mid-point between two letter categories then the CM loan will go to the highest letter score and receive a minus sign.

Conflicts of Interest Regarding our Ratings

We have a conflict of interest regarding our ratings. Currently, the same people doing our ratings may also benefit from the sales of Notes and making new CM Loans. Further, we are 100% owned by J. W. Korth & Company which may be distributing our Notes and making a market in our Notes. Ratings will be reviewed periodically and changed as necessary for each CM Loan and the corresponding Notes. The secondary market prices for our Notes may move up or down if the rating is changed. Therefore, to limit the effect of the conflict of interest between traders making markets and changes in ratings, it shall be a strict policy of the company that the people reviewing ratings may not communicate or socialize with the traders making markets in our Notes and that all changes in ratings will be published as promptly as possible. Another mitigating factor regarding these conflicts of interest is that our ratings are most generally based on verifiable numbers and metrics.

We may change any of our procedures regarding managing our conflicts of interest at any time. We also may amend our rating procedure at any time.

RATINGS FOR CM LOAN COVERED BY THIS PROSPECTUS

For KDM 2017-L002, we have scored the CM Loan as follows:

Category	Score
CM Loan to Value	5
Credit Score of Borrower	1
Debt Service Coverage	2
Property Type	4
Property Improvement/Age	5
Property Demand	5
Building Condition	3
Total	25

Consequently, pursuant to our formula, we have assigned a KDM Rating of “BBB+” to CM Loan KDM2017-L002.

Egan-Jones Ratings Company an NRSRO, also assigned a rating of “A-“  on January 31, 2018 to the CM Loan and the Notes.

REGISTRATION AND SETTLEMENT

The Depository Trust Company

Unless we specify otherwise, all the Notes we offer will be issued in book-entry form only. This means that we will not issue certificates for Notes. Instead, we will issue a single Master Note in registered form. The Master Note will be held through DTC. Accordingly, Cede & Co., as nominee of DTC, will be the holder of record of the Notes. Each Note represents a beneficial interest in the Master Note. For purposes of this section, “Note” refers to a tranche of Notes.

Beneficial interests in a Note will be shown on, and transfers are effected through, records maintained by DTC or its Participants. In order to own a beneficial interest in a Note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of beneficial interests in the Notes will be accomplished by making entries in DTC Participants’ books acting on behalf of beneficial owners.

So long as DTC or its nominee is the registered owner of the Master Note, DTC or its nominee will be the sole holder of the Notes represented thereby for all purposes, including payment of principal and interest, under the Indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated notes (“Certificated Notes”) and will not be considered a holder for any purpose under the Indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC Participant through which you own your Note in order to exercise any rights of a holder of a Note under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the Notes.

The Master Note representing Notes will be exchangeable for Certificated Notes in fully-registered form of like tenor and terms and of differing authorized denominations in a like aggregate principal amount only if (1) DTC notifies us that it is unwilling or unable to continue as depository; (2) DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or (3) we instruct the Trustee that the Master Note is exchangeable for Certificated Notes. Upon any such exchange, the Certificated Notes shall be registered in the names of the owners of beneficial interests in the Master Note representing the Notes and the appropriate reduction shall be reflected in the records evidencing the tranche of Notes held in book-entry form.

Registration and Transfer of Certificated Notes

If we ever issue Notes in certificated form, those Notes may be presented for registration of transfer or exchange and for payment at the office or agency of the Company, or a transfer agent that may elect.

We will not be required to (1) issue, register the transfer of or exchange any Note to be redeemed for a period of 15 days preceding the day of mailing of the relevant notice of redemption; or (2) register the transfer of or exchange any Note that was selected for redemption, except the unredeemed portion of any Note being redeemed in part.

Delaware Trust is the FAST Transfer Agent chosen by KDM for the Notes.

ABOUT KDM

Management’s Discussion and Analysis of Operations

Overview

Korth Direct Mortgage, LLC, was organized in Florida on July 24, 2009, under the name HCMK Consulting, LLC.  We changed our name to J. W. Korth & Company, LLC, in November 2010, and then to Korth Direct Mortgage, LLC, on August 24, 2016. Our principal executive offices are located at 2937 SW 27th Avenue Suite 307, Miami, Florida 33133, and our telephone number is (305) 668-8485. Our website address is www.kdminvestor.com.

Korth Direct Mortgage, LLC, began its formal operations in October of 2016 when we engaged our Chief Lending Officer. KDM is a licensed Mortgage Lender Servicer with the State of Florida. Our NMLS License Number is 1579547. Our operating history is limited. We are primarily supported by our parent company, J. W. Korth & Company Limited Partnership, a FINRA and SEC registered broker-dealer founded in 1982. We believe we will continue to be supported by our parent company through 2018.  Over this period, we believe that we will achieve adequate revenue and cash-flow through making and servicing CM Loans to make us self-sufficient. We do not anticipate the need to raise any funds to finance our operating expenses during this period. During this period, any staffing requirements will be supplied by our parent company. These services and office space are provided free of charge in anticipation of the future success of KDM by the owners of the parent. During this period, we anticipate no research and development expenses and no expenses for plant and equipment, and that office space will be provided by J. W. Korth & Company. We intend to rent space and hire employees or assign employees, from J. W. Korth & Company to KDM as business development requires. As we hire or are assigned employees the expenses of those employees will accrue to us.

The total support we have received from J. W. Korth & Company through December 31, 2017 is $334,324. The Support  Agreement provides support that is at the discretion of J. W. Korth & Company, and could be ended at any time for any reason. However, J. W. Korth & Company expects to continue to provide approximately another $200,000 to support KDM after which it is expected to be self-supporting.

Results of Operations for Year Ended December 31, 2017

Although revenue for 2017 was minimal at $46,032, we are optimistic about future revenues. Servicing was 9.5% of revenue while origination fees accounted for 87% of revenue. Underwriting expense consumes approximately half (49.7%) of origination revenue; both of these are variable revenue and expense proportional to loan size and we expect their relationship to remain approximately the same. On the other hand, ratings and licensing fees, which account for 38% of expenses, are fixed costs whose proportion of overall expenses becomes de minimus as loan amounts increase.

We expect to become cash flow positive by year end if we meet projections of closing $75 million in loans. We do not expect to increase staff by a material amount until we have sufficient pipeline and servicing to warrant additional outlay. Our liquidity needs in the meantime will be met by our parent company, J. W. Korth & Company, which has sufficient capital to support our operations.

We have received strong demand for the Notes. The biggest risk to our business model is the rate at which we are able to close loans. We are in the process of obtaining a warehouse line of credit to help cover the gap between closings and when the SEC grants an effective date to the deals to become effective. Accelerating that timeline will be key to profitability.

Financial Condition for Year Ended December 31, 2017

At year end 2017, we had two loans on the balance sheet for a total of $1,999,132 at fair value. The original loan amounts totaled $2,009,000; however, one loan is amortizing, which we carry at its remaining principal balance. We have offsetting liabilities of MSNs payable that pair off the asset of mortgages owned.

Annually, near the anniversary of each loan, we will obtain an updated appraised value for the property. Since no loan has yet met its anniversary, we do not have updated appraisals for either of these loans.

Each borrower is required to provide us with year end financial statements for the property. We provide the loan level information below.

KDM 2017-001

Property Address: 4771 78th Avenue and 14120 Palm St Principal Balance: $1,049,132 Current Appraised Value: $1,920,000 (as of March, 2018) LTV: 54.64% Loan Status: Current	Current Interest Rate: 5.25% Maturity: 5/1/2027 Interest Covenant: 3 years

This loan is performing. All payments have been made timely since inception.

Profit and Loss Statement – Full Year 2017 (Provided by Borrower)

January 2017 – December 2017
PROFIT & LOSS STATEMENT

INCOME (Both Properties)
RENTAL PROPERTIES	$235,680
14120 Palm Street. Madeira Beach, FL 33708
4771 78th Avenue N. Pinellas Park, FL 33781

EXPENSES (Both Properties)
TAXES	21,945
INSURANCE	15,176
MAINTENANCE	7,200
INTEREST EXPENSE	53,280
TOTAL EXPENSES	97,601
NET INCOME	$138,079

KDM 2017-002

Property Address: 8400 Grand Canal Drive, 445/447 SW 78th Pl, 7992 SW 4th St Principal Balance: $950,000 Current Appraised Value: $1,605,000 (as of November, 2017) LTV: 59.19% Loan Status: Current	Current Interest Rate: 6.50% Maturity: 12/12/2020 Interest Covenant: 2 years

All payments are current on this CM Loan and it is fully performing. As part of our ongoing review of our CM Loans, we have received a year-end December 31, 2017 income statement from the borrower and it appears below. This income statement has partial year income because some properties were acquired during the year. This statement also has many expenses that are not related to the ongoing operation of the properties securing the CM Loan. We believe our Debt Service Coverage Ratio Analysis provided previously should be relied upon as the primary source for investors to analyze the cash-flow potential of the property.

Profit and Loss Statement – Full Year 2017 (Provided by Borrower)

12 Months Ended
Dec.31 2017
Revenue
Rental Income - Duplex 445	$20,900.00
Rental Income - Duplex 447	33,000.00
Rental Income - 7992 SW 4ST	27,500.00
Rental Income - 8400 Grand	30,000.00
Returns and Allowances	(5,600.00)
Total Revenue	105,800.00
Cost of Sales	-
Total Cost of Sales	-
Gross Profit	105,800.00
Operating Expenses
Alarm	731.91
Appraisal Fees	475.00
Auto and Truck Expense	1,001.10
Bank Charges	170.00
Closing Cost	1,433.00
Cleaning Services	750.00
Cleaning Supplies	137.89
Course Fee	72.00
Depreciation	35,959.00
Amortization Expense	1,056.00
Entertainment	3,368.97
Escrow Mtg - 8400 Grand Canal	7,348.50
Freight & Courier	53.75
Houses Insurance	13,814.00
Insurance - Hazard	13,947.00
Insurance - Comm/Liability	3,167.00
Insurance - Flood	907.82
Interest - Korth Direct Mtgt	1,792.45
Interest - Fuse Funding LLC	16,764.33
Interest - Intercorp MS	41,101.69
Landscaping	420.00
Legal	7,600.00
Licenses and Fees	820.50
Loan Fees	5,050.00
Maintenance - Pool	1,177.00
Marketing	1,265.22
Office Expense	668.20
Parking Expense	9.00
Property Taxes - 8400 Grand	1,892.04
Property Taxes - 445/447	7,429.69
Property Taxes - 7992 SW 4ST	6,327.43
Repairs and Maintenance	16,227.07
Secretarial Help	3,000.00
Settlement Charges	45,351.50
State Taxes	3,325.00
Telephone	146.35
Title Insurance	2,880.00
Utilities	2,832.43
Total Operating Expenses	250,472.84
Operating Income	(144,672.84)
Total Other Income	-
Net Income (Loss)	(144,672.84)

Significant Pending Transactions

After completing our first two loans in December 2017, we have an additional approximately $9M deals in our pipeline across 3 additional properties – one multifamily, one warehouse/showroom space, and one warehouse distribution center. We expect these loans to close in the second quarter of 2018 and be the subject CM Loans for future effective registration statements used to distribute future Mortgage Secured Notes to investors.

Sales, Marketing and Customer Service

Our marketing efforts are designed to attract borrowers to contact us and to enroll them as clients, and to close transactions with them. We employ primarily email correspondence to mortgage brokers, banks, real estate agents, and commercial property owners to encourage them to present CM Loans to us for possible funding through the issuance of corresponding Notes. We subscribe to lead generation databases and loan and property platforms to find loans. We are also contacting other financial institutions directly and through brokers who may own commercial mortgages, and will attempt to purchase mortgages for KDM.

Fraud detection

We consider fraud detection to be of utmost importance to the successful operation of our business. We employ a combination of proprietary technologies and commercially available licensed technologies and solutions to prevent and detect fraud. We use services from third-party vendors for user identification, credit checks and OFAC compliance.

Competition

The market for mortgage lending is competitive and rapidly evolving. We believe the following are the principal competitive factors in the lending market:

•	pricing and fees;

•	experience, including borrower full funding rates and investor returns;

•	branding; and

•	ease of use.

We face competition from major banking institutions, credit unions, credit card issuers and other consumer finance companies as well as smaller private lenders.

We may also face future competition from new companies entering our market. These companies may have significantly greater financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their consumer lending programs. These potential competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns. These potential competitors may have more extensive potential borrower bases than we do. In addition, these potential competitors may have longer operating histories and greater name recognition than we do. Moreover, if one or more of our competitors were to merge or partner with another of our competitors or a new market entrant, the change in competitive landscape could adversely affect our ability to compete effectively.

Our success depends on developing the network of referral sources, described above, who will refer transactions to us and working with a Underwriter that simultaneously builds a ready market for our Notes to finance our lending. We believe both the mortgage broker network and the distribution network for Notes is accessible through email and direct contacts and advertising in key spots. We have ascertained that there is a large niche for small, competitive single asset mortgage securities in the $2-$20 million range.

It is highly likely that another brokerage firm or mortgage company may use our program as a model and attempt to execute it in a similar fashion. The market for commercial CM Loans is more than $5 trillion and the market for retail securities is estimated by us to be about 3 times that. This makes room for competitors. We, as a first mover, can be expected to benefit as others enter the marketplace and market saturation can be expected to be several years in the future.

Intellectual Property

We have intellectual property that is our process, our ratings system, and our internal systems. While we do not have extensive intellectual property, we believe our strengths lie in our knowledge of how to access the network of CM Loan brokers, our human capital, and the distribution network.

Employees

As of the date of this prospectus we employed two full-time employees and five J. W. Korth & Company employees are devoting partial time to developing the business. Our full-time employees include our Chief Lending Officer and an account executive responsible for developing the mortgage broker and the network for origination of CM Loans.

Facilities

As of the date of this prospectus, we maintained offices within the office of J. W. Korth & Company at 2937 SW 27th Avenue, Suite 307, Miami, Florida 33133. This office is provided free of charge until we become profitable under a Support Agreement between J. W. Korth & Company and us.

Subsidiaries

As of the date of this prospectus we had no subsidiaries.

Legal Proceedings

We are not currently subject to any material legal proceedings. We are not aware of any litigation matters which have had, or are expected to have, a material adverse effect on us or our parent, J. W. Korth & Company.

Prior Operation of the KDM Program

KDM began operations in late 2016 and did its first CM Loan in April 2017, KDM2017-L001. As of the date of this filing, we have made four CM Loans, one pursuant to an effective registration statement, and three more, two of which are currently in the registration process, that were funded by affiliates or non-affiliated accredited investors.

Our current monthly expenses are approximately $16,000 and are primarily supported by J. W. Korth & Company, our parent.

Government Regulation

Regarding CM Loans. We intend to focus our efforts in the commercial mortgage industry. Mortgages for commercial properties are lightly regulated and we believe there are generally minimal restrictions to our creating CM Loans for borrowers of a commercial variety. An area of regulatory concern is anti-money laundering and anti-terrorism federal statutes and we will use all means required to comply.

SEC Rule AB and Risk Retention Rules

We believe we are not an Asset Backed Issuer as defined in SEC Rule AB (17 CFR 229.1101 (c) (2)(ii) and therefore our securities are not subject to the “asset-backed security” regulations as defined in that rule. Further, we do not believe that we are subject to Risk Retention under RR (17 CFR 246), as our entity type is not in scope of the rule according to 12 CFR 244.1(c). However, should we be subject to any or all of these rules, we would be at risk as having to raise significant capital in order to continue doing business and our business accordingly may otherwise be adversely affected.

Investment Company Act

In general, a company that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities may be deemed to be an investment company under the Investment Company Act of 1940, as amended (Investment Company Act). The Investment Company Act contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. We believe we are excluded from registration by Section 3(c)(5)(c) of the Investment Company Act and  have conducted, and we intend to continue to conduct, our business in a manner that does not result in our company being characterized as an investment company. This section of the Investment Company Act excludes businesses that make mortgages. To avoid being deemed an investment company, we may not be able to broaden our offerings, which could require us to forego attractive opportunities. If we are ever deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would materially adversely affect our business, financial condition and results of operations.

Bank Secrecy Act

In cooperation with our mortgage broker CM Loan originators, we implement the various anti-money laundering and screening requirements of applicable federal law. With respect to new borrowers, we apply the customer verification rules and screen names against the list of Specially Designated Nationals maintained by OFAC pursuant to the USA PATRIOT Act amendments to the Bank Secrecy Act (“BSA”) and its implementing regulation. We also have an anti-money laundering policy and procedures in place to voluntarily comply with the anti-money laundering requirements of the USA PATRIOT Act and the BSA.

New Laws and Regulations

From time to time, various types of federal and state legislation are proposed and new regulations are introduced that could result in additional regulation of, and restrictions on, the business of commercial mortgage lending. We cannot predict whether any such legislation or regulations will be adopted or how this would affect our business or our important relationships with third parties. In addition, the interpretation of existing legislation may change or may prove different than anticipated when applied to our business model. Compliance with such requirements could involve additional costs, which could have a material adverse effect on our business.

In addition, see “Risk Factors” regarding the risks of government financial regulatory reform plans.

Foreign Laws and Regulations

We do not permit non-U.S. residents to register as borrowers and we do not operate outside the United States. Our business, therefore, is not subject to foreign laws or regulations.

Management

Executive Officers and Key Employees

The following table sets forth information regarding our executive officers and key employees as of the date of this prospectus:

Name	Age	Position(s)

James Korth*	67	Chief Executive Officer
Holly MacDonald-Korth*	42	Chief Financial Officer
Daniel Llorente	39	Chief Lending Officer

*Employed by J. W. Korth & Company

James W. Korth has been the Chief Executive Officer of KDM since its organization. He is the Managing Partner of J W Korth & Company, LP, which he started in 1982.  Mr. Korth has spent his business career as an investment banker in all manner of debt securities, including brokered CDs, and Certificates of Accrual on Treasury Securities (“CATS”), and has advised the US Treasury Department in the creation of the STRIPS program, and corporate General Term Notes, a Medium Term Note program emulated across the industry. Mr. Korth also manages several securities portfolios for clients of J W Korth & Company and holds his Series 4, 7, 24, 53, 66, and 79 licenses. He received his Master of Science from Michigan State University.

Holly MacDonald-Korth is the Chief Financial Officer of KDM since 2016. Since 2006, she has been the Managing Director and Chief Financial Officer of J W Korth & Company, where she oversees all operations, finance, and business development for the firm. Prior to joining J W Korth, Ms. MacDonald-Korth was Senior Vice President at Overstock.com and a financial systems analyst at the Board of Governors of the Federal Reserve. Ms. MacDonald-Korth is the daughter of James W. Korth. She received a Bachelor of Business Administration with Honors in Finance from University of Miami. She holds her Series 7, 24, 27, and 66 licenses.

Daniel Llorente is the Chief Lending Officer of KDM since 2016.  Mr. Llorente has over fourteen years of commercial and residential real estate financing experience at a variety of mortgage banks. Prior to joining KDM, Mr. Llorente was a Mortgage Loan Originator at Lakeview Loan Servicing. In 2013 and 2014 he served as an Associate Portfolio Manager at Bayview Loan Servicing. From 2012 -2013 he served as Assistant Vice President and Portfolio Manager at Intercredit Bank. From 2009 to 2012 he was Senior Loan Analyst at LNR Property LLC. Prior to that time he held positions at Regions Bank, Silver Hill Financial, and Lincoln Road Funding. All positions were in Miami, Florida and related to real estate financing. He is an ABA Certified Credit Analyst.  Mr. Llorente graduated from Florida State University with a degree in finance and received an MBA from Nova Southeastern University.

Executive Compensation

For the years ended December 31, 2016 and 2017, our Chief Lending Officer, Daniel Llorente, was  the only employee to receive compensation from us, received compensation of $120,000 from money transferred from J. W. Korth & Company pursuant to the Support Agreement.

KORTH DIRECT MORTGAGE LLC

REPORT ON FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2017

AND FOR THE PERIOD FROM

OCTOBER 1, 2016 (COMMENCEMENT OF OPERATIONS)

THROUGH DECEMBER 31, 2016

9605 S. Kingston Ct. Suite 200 Englewood, CO 80112 303-721-6131 www.richeymay.com Assurance | Tax | Advisory

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of Korth Direct Mortgage LLC

Opinion on the Financial Statements
We have audited the accompanying financial statements of Korth Direct Mortgage LLC, (the “Company”), which comprise the statements of financial condition as of December 31, 2017 and 2016, and the related statements of operations, changes in members’ equity, and cash flows for the year ended December 31, 2017 and for the period from October 1, 2016 (commencement of operations) through December 31, 2016, and the related notes (collectively referred to as the “financial statements”).  In our opinion, the financial statements present fairly, in all material respects, the financial position of Korth Direct Mortgage LLC as of December 31, 2017 and 2016, and the results of its operations, changes in its members’ equity and its cash flows for the year ended December 31, 2017 and for the period from October 1, 2016 (commencement of operations) through December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion
These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Company’s financial statements based on our audit.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conduct our audit in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.  Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audit provides a reasonable basis for our opinion.

/s/ Richey May & Co., LLP

We have served as the Company’s auditor since 2016.

Englewood, Colorado
March 9, 2018

KORTH DIRECT MORTGAGE LLC

FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2017
AND FOR THE PERIOD FROM
OCTOBER 1, 2016 (COMMENCEMENT OF OPERATIONS)
THROUGH DECEMBER 31, 2016

KORTH DIRECT MORTGAGE LLC
 STATEMENTS OF FINANCIAL CONDITION

	December 31, 2017	December 31, 2016
ASSETS
Cash and Cash Equivalents	$19,844	$7,290
Restricted Cash	55,487	-
Mortgages Owned, at Fair Value	1,999,132	-
Prepaid Expenses	11,332	-
TOTAL ASSETS	$2,085,795	$7,290

LIABILITIES AND MEMBERS’ DEFICIT

LIABILITIES
Due to Parent	$334,324	$73,061
Taxes Payable	-	8,213
Escrow Payable	46,579	-
Due to Investors	8,908	-
Accrued Expenses	15,000	-
Mortgage Secured Notes Payable, at Fair Value	1,999,132	-
Total Liabilities	2,403,943	81,274
MEMBERS’ DEFICIT
Accumulated Deficit	(321,670)	(77,506)
Capital	3,522	3,522
Total Members’ Deficit	(318,148)	(73,984)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$2,085,795	$7,290

See accompanying notes to the financial statements.

KORTH DIRECT MORTGAGE LLC
 STATEMENTS OF OPERATIONS

	Year Ended December 31, 2017	For the period from October 1, 2016 (commencement of operations) through December 31, 2016
REVENUES
Origination Revenue	$40,180	$-
Servicing Revenue	4,352	-
Processing Revenue	1,500	-
Total Revenues	46,032	-

COST OF REVENUES
Bank Fees	275	15
Appraisal Costs	950	-
Marketing	6,720	1,557
License and Registration	11,398	717
Placement Agent Expense	19,990	-
Ratings	10,000	-
Technology Fees	6,967	-
Total Cost of Revenues	56,300	2,289

GROSS PROFIT (LOSS)	(10,268)	(2,289)

OPERATING EXPENSES
Office Supplies	1,551	713
Salaries	129,061	21,092
Payroll Taxes	9,411	8,213
Professional & Legal	91,480	45,199
SEC Filings Expense	258	-
Travel & Entertainment	2,135	-
Total Expenses	233,896	75,217

Net Loss From Operations	(244,164)	(77,506)

NET LOSS	$(244,164)	$(77,506)

See accompanying notes to the financial statements.

KORTH DIRECT MORTGAGE LLC
 STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

	For the ended December 31, 2017	For the period from October 1, 2016 (commencement of operations) through December 31, 2016

Members’ Equity – October 1, 2016	$(73,984)	$-
Member Contributions	-	3,522
Net Loss	(244,164)	(77,506)

MEMBERS’ DEFICIT – December 31, 2017	$(318,148)	$(73,984)

See accompanying notes to the financial statements.

KORTH DIRECT MORTGAGE LLC
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2017	For the period from October 1, 2016 (commencement of operations) through December 31, 2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(244,164)	$(77,506)
Adjustments to Reconcile Net Loss to
Net Cash Provided by Operating Activities:
Changes in Operating Assets and Liabilities:
Restricted Cash	(55,487)	-
New Mortgage Lending	(1,999,132)	-
Prepaid Expenses	(11,332)	-
Due to Parent	261,263	73,061
Taxes Payable	(8,213)	8,213
Escrow Payable	46,579	-
Due to Investors	8,908	-
Accrued Expenses	15,000	-
Mortgage Secured Notes Issued	1,999,132	-
Total Adjustments	256,718	81,274

NET CASH PROVIDED BY OPERATING ACTIVITIES	12,554	3,768

NET CASH USED IN INVESTING ACTIVITIES	-	-

CASH FLOW FROM FINANCING ACTIVITIES
Member Contributions	-	3,522

NET CASH PROVIDED BY FINANCING ACTIVITIES	-	3,522

NET DECREASE IN CASH AND CASH EQUIVALENTS	12,554	7,290

CASH AND CASH EQUIVALENTS – Beginning of Period	7,290	-

CASH AND CASH EQUIVALENTS – End of Period	$19,844	$7,290

See accompanying notes to the financial statements

KORTH DIRECT MORTGAGE LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1 -	NATURE OF BUSINESS

Korth Direct Mortgage, LLC (“the Company”) is a limited liability company formed in the State of Florida. The Company is a wholly owned subsidiary of J. W. Korth & Company, L.P. an SEC and FINRA registered broker dealer. The Company was created to sell Notes payable by and secured by mortgage CM Loans. The Company may not incur any debt other than support provided by its owner J. W. Korth & Company.

The Company and J. W. Korth & Company executed a support agreement that provides financial, managerial, and office support to the Company until it is fully operational and a going concern. Pursuant to this agreement, for any moneys owed by the Company to J. W Korth, J. W. Korth may not seek reimbursement from the Company until the Company shall maintain a liquid net worth of at least $1,000,000 for a minimum period of 90 days.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying financial statements are solely for the Company. The financial statements of the parent company, J. W. Korth & Company, have these accounts consolidated within them.

BASIS OF ACCOUNTING

The accompanying financial statements have been prepared on the accrual basis of accounting, in accordance with accounting principles generally accepted in the United States of America.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

MORTGAGE VALUATION

Mortgages that are current are carried at the principal value owed by borrower, as of the date of the financial statements, according to the amortization schedule for the loan. All mortgages owned as of the date of these financial statements are current.

MORTGAGE SECURED NOTES

The Company funds the mortgage loans that it makes by issuing Mortgage Secured notes “MSNs,” which are secured by those same mortgages. As of the date of these financial statements, the Company has funded CM Loans totaling $2,009,000, and it issued MSNs secured by those loans, also in the amount of $2,009,000. The first MSN that was issued was via a private placement to Company affiliates. That note was redeemed on December 29, 2017 when a new publicly traded note was issued pursuant to a registration statement with the SEC.

REVENUE RECOGNITION

The Company has three primary sources of revenue: origination fees, servicing fees, and processing fees.

Origination Fees
Loan origination fees represent revenue earned from originating mortgage loans. Loan origination fees generally represent flat, per-loan fee amounts and, are recognized as revenue at the time the loans are funded.

KORTH DIRECT MORTGAGE LLC
NOTES TO FINANCIAL STATEMENTS

Servicing Fees
Loan servicing fees represent revenue earned for servicing loans for various investors. Loan servicing fees are based on a contractual percentage of the outstanding unpaid principal balance and are recognized into revenue as the related mortgage payments are received. Loan servicing expenses are charged to operations as incurred.

Processing Fees
Processing fees are collected from the borrower at the time the commitment letter is signed and cover a variety of expenses during the underwriting process. These fees cover expenses such as appraisals and legal representation are not recognized as revenue prior to funding of a CM Loan and could be refundable should a loan not be funded and the fees were not fully spent on loan processing.

ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DUE TO PARENT AND PAYABLES

Items due to parent are operating expenses due to the parent company, J. W. Korth & Company, L.P. pursuant to the support agreement. The date such payments are due has not yet been determined since revenue generating operations are minimal at the current time. A repayment plan for operating expenses will be created once the Company is an independently going concern.

INCOME TAXES

The Company is a limited liability company which is treated as a partnership for federal and state income tax. Accordingly, no provision for federal income taxes is required since the members report their proportionate share of company taxable income or loss on their respective income tax returns. Such income or losses are proportionately allocated to the members based upon their ownership interests.

In accordance with FASB ASC 740, management has evaluated uncertain tax positions taken or expected to be taken in the Company’s tax returns. In order for a benefit to be recognized, a tax position must be more-likely-than-not to be sustained when challenged or examined by the applicable taxing authority. For the period ended December 31, 2017, the Company has no material uncertain tax positions to be accounted for in the financial statements.

NOTE 3 -	RESTRICTED CASH

The Company maintains two segregated accounts in trust for borrowers and investors. The value of these accounts is carried under the asset “Restricted Cash.”

The “In Trust for 1” account holds the monthly tax and insurance payments collected from borrowers and distributes payments to annually on behalf of borrowers to the appropriate tax authority and insurance companies. This account corresponds to the Escrow Payable liability. As of December 31, 2017, this account had a balance of $46,579.

The “In Trust for 2” account receives payments from borrowers and distributes payments to investors, and pays the servicing fee to the Company. This account corresponds to the Due to Investors liability. As of December 31, 2017, this account had a balance of $8,908.

KORTH DIRECT MORTGAGE LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 4 -	COMMITMENTS

The Company relies entirely on its parent, J. W. Korth & Company, L.P. to provide office space, internet connectivity, phone service, and incidentals for the foreseeable future.

NOTE 5 -	INDEMNIFICATIONS

The Company provides representations and warranties to counterparties in connection with a variety of commercial transactions and occasionally indemnifies them against potential losses caused by the breach of those representations and warranties. These indemnifications generally are standard contractual terms and are entered into in the normal course of business. The maximum potential amount of future payments that the Company could be required to make under these indemnifications cannot be estimated. However, the Company believes that it is unlikely it will have to make material payments under these arrangements and has not recorded any contingent liability in the financial statements for these indemnifications.

NOTE 6 -	CUSTOMERS

As of December 31, 2017, the Company has two customers. These two customers provided 100% of the Company’s revenue during the year and period ended December 31, 2017 and 2016; however, this is due to the business being in its infancy. The Company does not expect to rely on these two customers for all of its revenue going forward. Currently, our customers are geographically concentrated in the state of Florida.

NOTE 7 –	RELATED PARTY TRANSACTIONS

The Company is currently supported by its parent company, J. W. Korth & Company, L.P. This support is expected to be repaid once the Company is cash flow positive. The Company records this value as a liability on its balance sheet. The Company owed J. W. Korth & Company $314,334 and $73,061 as of December 31, 2017 and 2016, respectively. Pursuant to the Support Agreement between the Company and J. W. Korth & Company, J. W. Korth & Company may not seek reimbursement from the Company until the Company shall maintain a liquid net worth of at least $1,000,000 for a minimum of 90 days.

The Company paid placement agent fees of $19,990 to J. W. Korth & Company.

NOTE 8 –	FAIR VALUE

GAAP establishes a hierarchy of valuation techniques based on the observability of inputs utilized in measuring financial assets and liabilities at fair value. GAAP establishes market-based or observable inputs as the preferred source of values, followed by valuation models using management assumptions in the absence of market inputs. The three levels of the hierarchy are described below:

Level I—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level II—Inputs (other than quoted prices included in Level I) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level III—Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

KORTH DIRECT MORTGAGE LLC
NOTES TO FINANCIAL STATEMENTS

Valuation Process

Cash and cash equivalents:
The carrying amounts of cash and short-term instruments approximate fair values and are classified as either Level 1 or Level 2.

Mortgages Owned and Mortgage Secured Notes Payable:
Both of the loans on the balance as of December 31, 2017, were either sold or securitized in December 2017. Due to the recency of issue and the securitization and sale of these loans, both priced at par, the Company has determined that the fair values were determined by the market at the time of sale and should be classified as Level II of the fair value hierarchy. The carrying amounts for these items approximate the fair value. For amortizing loans, the Company discounts those to remaining principal value.

Due to the fact that the Company issues notes secured directly by underlying loans, our assets and liabilities in this category have identical values and assets have offsetting balances.

Fair Value on a Recurring Basis

The Company determines the fair value of our financial assets and liabilities measured at fair value on an annual basis.

Fair Value Disclosure

On December 31, 2016 the Company had no financial assets. Accordingly, the Company only displays our disclosure as of December 31, 2017.

	December 31, 2017
	Total	Level I	Level II	Level III
Financial Assets
Mortgages Owned	$1,999,132	$-	$1,999,132	$-
Financial Liabilities				-
Mortgage Secured Notes Payable	$1,999,132	$-	$1,999,132	$-

NOTE 9 –	SUBSEQUENT EVENTS

The Company has evaluated all events or transactions that occurred after December 31, 2017 through the date of these financial statements, which is the date that the financial statements were available to be issued. During this period, there were no material subsequent events requiring disclosure.

PROSPECTUS OUTSIDE BACK COVER

$950,000
KORTH DIRECT MORTGAGE, LLC

6.00%
KDM 2017-N002
Mortgage Secured NotesSM

Dependent Upon and Secured by

KDM 2017-L002
A Multi-Family First Mortgage Loan

Dealer Prospectus Delivery Obligation
Until June 13, 2018, 90 DAYS AFTER EFFECTIVE DATE all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by J. W. Korth & Company under the Support Agreement. All amounts are estimated except the Securities and Exchange Commission registration fee.

Amount
Securities and Exchange Commission registration fee	$125
Accountants’ fees and expenses	$1,000
Legal fees and expenses	$2,500
Ratings expenses	$10,000
Miscellaneous	$5,000
Total Expenses	$18,625

Indemnification of Members and Officers

Our Operating Agreement provides that the liability of the Members and officers of KDM for monetary damages shall be eliminated to the fullest extent under applicable law.

Recent Sales of Unregistered Securities

The Company sold $950,000 of notes to accredited investors on December 21, 2017, under the exception from registration provided by Rule 506(c) of Regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended.

Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida on April 4, 2018

Signature	Title

/s/ James W. Korth	Chief Executive Officer	4/4/2018
(Principal Executive Officer)

/s/ Holly MacDonald-Korth	Chief Financial Officer
Holly MacDonald-Korth	(Principal Financial & Accounting Officer)	4/4/2018

Exhibit Index

Exhibit Number	Description

1.1	Underwriting Agreement

3.	Articles of Organization
3.1	Members Operating Agreement of Korth Direct Mortgage, LLC, a Florida Limited Liability Company
3.2	Articles of Organization for HCMK Consulting LLC filed on July 24, 2009
3.3	Articles of Amendment to Articles of Organization Changing Name from HCMK Consulting LLC to J W Korth & Company LLC filed on November 18, 2010
3.4	Articles of Amendment to Articles of Organization Changing Name from J W Korth & Company LLC to Korth Direct Mortgage, LLC, filed August 24, 2016

4.1	Trust Indenture and Security Agreement between Korth Direct Mortgage, LLC, and Delaware Trust Company

5.	Opinion as to Legality

10.	Support Agreement
10.1	Form of Mortgage
10.2	Form of Promissory Note

23.	Consent of Experts and Counsel
23.1	Consent of Auditor
23.2	Consent of Jonathan Shepard Law PLLC (included in Exhibit 5.)
23.3	Consent of Appraiser
23.4	Consent of Nationally Recognized Statistical Ratings Organization
23.5	Consent of Appraisal Reviewer

25.	Statement of Eligibility of Trustee